AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 2000.

                                                           FILE NOS. 333-_____
                                                                     811-09227

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 /X/

                        POST-EFFECTIVE AMENDMENT NO. _

                                     AND/OR

               REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                                   ACT OF 1940

                               AMENDMENT NO. 6 /X/

               ALLSTATE LIFE INSURANCE COMPANY SEPARATE ACCOUNT A
                           (Exact Name of Registrant)

                         ALLSTATE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                         ALLSTATE LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                 1-800/390-1277
         (Address and Telephone Number of Depositor's Principal Offices)

                               MICHAEL J. VELOTTA
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                         ALLSTATE LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
       (Name, Complete Address and Telephone Number of Agent for Service)

                                   COPIES TO:

       RICHARD T. CHOI, ESQUIRE                  TERRY R. YOUNG, ESQUIRE
    FREEDMAN, LEVY, KROLL & SIMONDS            ALLSTATE DISTRIBUTORS, L.L.C.
     1050 CONNECTICUT AVENUE, N.W.                3100 SANDERS ROAD, J5B
               SUITE 825                        NORTHBROOK, ILLINOIS 60062
      WASHINGTON, D.C. 20036-5366

Approximate date of proposed public offering: As soon as practicable after the effective date of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Title of Securities Being Registered: Units of interest in the Allstate Life Insurance Company Separate Account A under flexible premium deferred variable annuity contracts.

                          THE PUTNAM ALLSTATE ADVISOR


ALLSTATE LIFE INSURANCE COMPANY                PROSPECTUS DATED APRIL 28, 2000
3100 SANDERS ROAD
NORTHBROOK, ILLINOIS 60062
TELEPHONE NUMBER: 1-800-390-1277


Allstate Life Insurance Company ("ALLSTATE") is offering the following individual and group flexible premium deferred variable annuity contracts (each, a "CONTRACT"):

      o     Putnam Allstate Advisor
      o     Putnam Allstate Advisor - A
      o     Putnam Allstate Advisor - L
      o     Putnam Allstate Advisor Plus

Each Contract has different features and charges. This prospectus contains information about each Contract that you should know before investing. Please keep it for future reference.

Each Contract currently offers several investment alternatives ("INVESTMENT ALTERNATIVES"). The investment alternatives include up to 3 fixed account options ("FIXED ACCOUNT OPTIONS"), depending on the Contract, and include 24 variable sub-accounts ("VARIABLE SUB-ACCOUNTS") of the Allstate Life Insurance Company Separate Account A ("VARIABLE ACCOUNT"). Each Variable Sub-Account invests exclusively in the class IB shares of one of the following mutual fund portfolios ("FUNDS") of Putnam Variable Trust:

  Putnam VT American Government Income Fund           Putnam VT International Growth and Income Fund
  Putnam VT Asia Pacific Growth Fund                  Putnam VT International New Opportunities Fund
  Putnam VT Diversified Income Fund                   Putnam VT Investors Fund
  Putnam VT The George Putnam Fund of Boston          Putnam VT Money Market Fund
  Putnam VT Global Asset Allocation Fund              Putnam VT New Opportunities Fund
  Putnam VT Global Growth Fund                        Putnam VT New Value Fund
  Putnam VT Growth and Income Fund                    Putnam VT OTC & Emerging Growth Fund
  Putnam VT Growth Opportunities Fund                 Putnam VT Research Fund
  Putnam VT Health Sciences Fund                      Putnam VT Small Cap Value Fund
  Putnam VT High Yield Fund                           Putnam VT Utilities Growth and Income Fund
  Putnam VT Income Fund                               Putnam VT Vista Fund
  Putnam VT International Growth Fund                 Putnam VT Voyager Fund

For Putnam Allstate Advisor Plus Contracts, each time you make a purchase payment, we will add to your Contract value ("Contract Value") a credit enhancement ("Credit Enhancement") equal to 4% of such purchase payment. Over time, the amount of the Credit Enhancement may be more than offset by the fees associated with the Credit Enhancement.

WE (Allstate) have filed a Statement of Additional Information, dated April 28, 2000, with the Securities and Exchange Commission ("SEC"). It contains more information about each Contract and is incorporated herein by reference, which means that it is legally a part of this prospectus. Its table of contents appears on page __ of this prospectus. For a free copy, please write or call us at the address or telephone number above, or go to the SEC's Web site (http://www.sec.gov). You can find other information and documents about us, including documents that are legally part of this prospectus, at the SEC's Web site.

                  THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE SECURITIES DESCRIBED IN THIS PROSPECTUS, NOR HAS IT PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY ONE WHO TELLS YOU OTHERWISE IS COMMITTING A FEDERAL CRIME.

IMPORTANT         THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS THAT
 NOTICES          HAVE   RELATIONSHIPS   WITH   BANKS   OR   OTHER   FINANCIAL
                  INSTITUTIONS  OR BY  EMPLOYEES OF SUCH BANKS.  HOWEVER,  THE
                  CONTRACTS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED
                  BY  SUCH  INSTITUTIONS  OR ANY  FEDERAL  REGULATORY  AGENCY.
                  INVESTMENT  IN  THE  CONTRACTS  INVOLVES  INVESTMENT  RISKS,
                  INCLUDING POSSIBLE LOSS OF PRINCIPAL.

                  THE CONTRACTS ARE NOT FDIC INSURED.

 TABLE OF CONTENTS
 -----------------------------------------------------------------------------

                                                                          PAGE

                  IMPORTANT TERMS.........................................
                  THE CONTRACTS AT A GLANCE ..............................
OVERVIEW          HOW THE CONTRACTS WORK..................................
                  EXPENSE TABLE...........................................
                  FINANCIAL INFORMATION...................................



                  THE CONTRACTS...........................................
                  PURCHASES...............................................
                  CONTRACT VALUE..........................................
CONTRACT          INVESTMENT ALTERNATIVES.................................
FEATURES            The Variable Sub-Accounts.............................
                    The Fixed Account.....................................
                    Transfers.............................................
                  EXPENSES................................................
                  ACCESS TO YOUR MONEY....................................
                  INCOME PAYMENTS.........................................
                  DEATH BENEFITS..........................................



                  MORE INFORMATION........................................
   OTHER          TAXES...................................................
INFORMATION       PERFORMANCE INFORMATION.................................
                  STATEMENT OF  ADDITIONAL INFORMATION TABLE OF CONTENTS..
                  APPENDIX A..............................................
                  APPENDIX B..............................................
                  APPENDIX C..............................................

 IMPORTANT TERMS
 -----------------------------------------------------------------------------

This prospectus uses a number of important terms that you may not be familiar with. The index below identifies the page that describes each term. The first use of each term in this prospectus appears in highlights.

                                                                          PAGE
  ACCUMULATION PHASE......................................................
  ACCUMULATION UNIT ......................................................
  ACCUMULATION UNIT VALUE ................................................
  ALLSTATE ("WE").........................................................
  ANNUITANT...............................................................
  AUTOMATIC ADDITIONS PROGRAM.............................................
  AUTOMATIC FUND REBALANCING PROGRAM......................................
  BENEFICIARY ............................................................
  CANCELLATION PERIOD ....................................................
  *CONTRACT ..............................................................
  CONTRACT ANNIVERSARY....................................................
  CONTRACT OWNER ("YOU") .................................................
  CONTRACT VALUE .........................................................
  CONTRACT YEAR ..........................................................
  CREDIT ENHANCEMENT......................................................
  DOLLAR COST AVERAGING PROGRAM...........................................
  DUE PROOF OF DEATH......................................................
  ENHANCED BENEFICIARY PROTECTION OPTION..................................
  FIXED ACCOUNT OPTIONS...................................................
  FREE WITHDRAWAL AMOUNT .................................................
  FUNDS...................................................................
  GUARANTEE  PERIOD ......................................................
  INCOME BASE.............................................................
  INCOME PLAN ............................................................
  INVESTMENT ALTERNATIVES ................................................
  ISSUE DATE .............................................................
  MAXIMUM ANNIVERSARY VALUE...............................................
  NET PURCHASE PAYMENTS...................................................
  PAYOUT PHASE............................................................
  PAYOUT START DATE ......................................................
  RETIREMENT INCOME GUARANTEE RIDER.......................................
  RIGHT TO CANCEL ........................................................
  SEC.....................................................................
  SETTLEMENT  VALUE ......................................................
  STANDARD FIXED ACCOUNT OPTION...........................................
  SYSTEMATIC WITHDRAWAL PROGRAM ..........................................
  VALUATION DATE..........................................................
  VARIABLE ACCOUNT .......................................................
  VARIABLE SUB-ACCOUNT ...................................................

      * In certain states a Contract may be available only as a group Contract. If you purchase a group Contract, we will issue you a certificate that represents your ownership and that summarizes the provisions of the group Contract. References to "Contract" in this prospectus include certificates, unless the context requires otherwise. References to "Contract" also include all four Contracts listed on the cover page of this prospectus, unless otherwise noted. However, we administer each Contract separately.

 THE CONTRACTS AT A GLANCE
 -----------------------------------------------------------------------------

The following is a snapshot of each Contract. Please read the remainder of this prospectus for more information.

 =============================================================================

  FLEXIBLE PAYMENTS     You can  purchase  each  Contract  with as  little  as
                        $1,000  ($500  for  QUALIFIED  CONTRACTS,   which  are
                        Contracts issued with a qualified plan, and $10,000 for Putnam Allstate Advisor - L and Putnam Allstate
                        Advisor Plus Contracts). You can add to your Contract as often and as much as you like, but each subsequent payment must be at least $500 ($50 for automatic payments). We may limit the amount of any additional purchase payment to a maximum of $1,000,000. You must maintain a minimum account size of $1,000.

                        For Putnam Allstate Advisor Plus Contracts, each time you make a purchase payment, we will add to your Contract Value a Credit Enhancement equal to 4% of such purchase payment.

 -----------------------------------------------------------------------------

  RIGHT TO CANCEL       You may cancel your Contract within 20 days of receipt
                        or  any  longer  period  as  your  state  may  require
                        ("CANCELLATION  PERIOD").  Upon cancellation,  we will
                        return your purchase payments adjusted,  to the extent
                        federal  or  state  law   permits,   to  reflect   the
                        investment experience of any amounts allocated to the Variable Account. If you exercise your RIGHT TO CANCEL the Contract, the amount we refund to you will not include any Credit Enhancement. See "Right to Cancel" for details.

 -----------------------------------------------------------------------------

  EXPENSES              You will bear the following expenses:

                        o Mortality and expense risk charge equal to a percentage of average daily net assets. The percentage, on an annual basis, is 0.80% for the Putnam Allstate Advisor - A Contracts, 1.25% for the Putnam Allstate Advisor Contracts, 1.65% for the Putnam Allstate Advisor - L and 1.60% for the Putnam Allstate Advisor Plus Contracts. An additional 0.15% applies if you select the ENHANCED BENEFICIARY PROTECTION OPTION.
                        o If you select a Retirement Income Guarantee Rider you would pay an additional fee at the annual rate of 0.05% or 0.30% (depending on the option you select) of the INCOME BASE in effect on a Contract anniversary ("CONTRACT ANNIVERSARY")
                        o Annual contract maintenance charge of $30 (Putnam Allstate Advisor Contracts only; waived in certain cases)
                        o Front end sales charge ranging from 5.75% to 0.50% of the amount of purchase payments (Putnam Allstate Advisor - A Contracts only)
                        o Withdrawal charges ranging from 0% to 8% of purchase payments withdrawn (with certain exceptions; lower percentages apply to Putnam
                              Allstate Advisor, - A, and - L Contracts)
                        o     Transfer  fee  equal  to  0.50%  of  the  amount
                              transferred after 12th transfer in any year
                        o     State premium tax (if your state imposes one)

                        In addition, each Fund pays expenses that you will bear indirectly if you invest in a Variable Sub-Account.
 =============================================================================

 =============================================================================

  INVESTMENT            Each Contract offers several  investment  alternatives
  ALTERNATIVES          including:

                        o 3 Fixed Account Options that credit interest at rates we guarantee (only the Standard Fixed Account Option is available under the Putnam Allstate Advisor Plus and L Contracts)
                        o 24 Variable Sub-Accounts investing in Funds offering professional money management by Putnam Investment Management, Inc.

                        To find out current rates being paid on the Fixed Account Options, or to find out how the Variable Sub-Accounts have performed, please call us at 1-800/390-1277.

 -----------------------------------------------------------------------------

  SPECIAL SERVICES      For your convenience, we offer these special services:

                        o     Automatic Fund Rebalancing Program
                        o     Automatic Additions Program
                        o     Dollar Cost Averaging Program
                        o     Systematic Withdrawal Program

 -----------------------------------------------------------------------------

  INCOME PAYMENTS       You can choose fixed income payments,  variable income
                        payments, or a combination of the two. You can receive your income payments in one of the following ways:

                        o     life income with guaranteed payments
                        o a joint and survivor life income with guaranteed payments
                        o guaranteed payments for a specified period (5 to 30 years)

                        Allstate also offers two Retirement Income Guarantee Riders that allow you to lock in a dollar amount that you can apply towards fixed income payments.

 -----------------------------------------------------------------------------

  DEATH BENEFITS        If you die before income  payments  begin, we will pay
                        the death benefit described in the Contract. We also offer an Enhanced Beneficiary Protection Option.

 -----------------------------------------------------------------------------

  TRANSFERS             Before the Payout Start Date,  you may  transfer  your
                        Contract value ("Contract Value") among the investment
                        alternatives,  with certain restrictions.  The minimum
                        amount  you  may   transfer  is  $100  or  the  amount
                        remaining in the investment alternative, if less.

                        A charge may apply after the 12th transfer in each Contract year ("CONTRACT YEAR"), which we measure from the date we issue your Contract or a Contract Anniversary.

 -----------------------------------------------------------------------------

  WITHDRAWALS           You may withdraw some or all of your Contract Value at
                        anytime prior to the Payout Start Date. In general, you must withdraw at least $50 at a time. A 10% federal tax penalty may apply if you withdraw before you are 59 1/2 years old. A withdrawal charge also may apply.

 =============================================================================

 HOW THE CONTRACTS WORK
 -----------------------------------------------------------------------------

      Each Contract basically works in two ways.

      First, each Contract can help you (we assume you are the "CONTRACT OWNER") save for retirement because you can invest in up to 27 investment alternatives (25 in the case of Putnam Allstate Advisor Plus and Putnam Advisor-L Contracts) and pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the "ACCUMULATION PHASE" of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the "ISSUE DATE") and continues until the Payout Start Date, which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payments to any combination of the Variable Sub-Accounts and/or Fixed Account Options. If you invest in a Fixed Account Option, you will earn a fixed rate of interest that we declare periodically. If you invest in any of the Variable Sub-Accounts, your investment return will vary up or down depending on the performance of the corresponding Funds.

      Second, each Contract can help you plan for retirement because you can use it to receive retirement income for life and/or for a pre-set number of years, by selecting one of the income payment options (we call these "INCOME PLANS") described on page __. You receive income payments during what we call the "PAYOUT PHASE" of the Contract, which begins on the Payout Start Date and continues until we make the last payment required by the Income Plan you select. During the Payout Phase, if you select a fixed income payment option, we guarantee the amount of your payments, which will remain fixed. If you select a variable income payment option, based on one or more of the Variable Sub-Accounts, the amount of your payments will vary up or down depending on the performance of the corresponding Funds. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

      The timeline below illustrates how you might use your Contract.

[graphic]


      As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if there is none, the BENEFICIARY will exercise the rights and privileges provided by the Contract. SEE "The Contract." In addition, if you die before the Payout Start Date, we will pay a death benefit to any surviving Contract Owner or, if there is none, to your Beneficiary. SEE "Death Benefits."

      Please call us at 1-800-390-1277 if you have any question about how the Contracts work.

 EXPENSE TABLE
 -----------------------------------------------------------------------------

The table below lists the expenses that you will bear directly or indirectly when you buy a Contract. The table and the examples that follow do not reflect premium taxes that may be imposed by the state where you reside. For more information about Variable Account expenses, see "Expenses," below. For more information about Fund expenses, please refer to the accompanying prospectus for the Funds.

 =============================================================================
   CONTRACT OWNER TRANSACTION EXPENSES
 -----------------------------------------------------------------------------

Sales Charge Imposed on Purchases (as a percentage of purchase payments -- Putnam Allstate Advisor - A Contracts Only)

   PURCHASE PAYMENT AMOUNT                                             SALES CHARGE PERCENTAGE
   Less than $50,000                                                               5.75%
   At least $50,000 but less than $100,000                                         4.50%
   At least $100,000 but less than $250,000                                        3.50%
   At least $250,000 but less than $500,000                                        2.50%
   At least $500,000 but less than $1,000,000                                      2.00%
   At least $1,000,000                                                             0.50%

 =============================================================================

Withdrawal Charge (as a percentage of purchase payments withdrawn)*

CONTRACT:                           NUMBER OF COMPLETE YEARS SINCE WE RECEIVED PAYMENT BEING WITHDRAWN/
                                    APPLICABLE CHARGE:
   Putnam Allstate Advisor - A         0       1+
                                       0.5%**  0%

   Putnam Allstate Advisor             0       1        2        3        4        5       6        7+
                                       7%      7%       6%       5%       4%       3%      2%       0%

   Putnam Allstate Advisor - L         0       1        2+
                                       2%      1%       0%

   Putnam Allstate Advisor Plus        0       1        2        3        4        5       6        7        8+
                                       8%      8%       8%       7%       6%       5%      4%       3%       0%

 =============================================================================

Annual  Contract   Maintenance   Charge  (Putnam  Allstate  Advisor  Contracts
only)...........$30***

 =============================================================================

 =============================================================================

Transfer Fee (all Contracts)...............................0.50% of the amount transferred****

 =============================================================================

* Each Contract Year, you may withdraw up to the FREE WITHDRAWAL AMOUNT offered under your Contract without incurring a withdrawal charge (none offered under Putnam Allstate Advisor - A or Putnam Allstate Advisor - L Contracts). SEE "Withdrawal Charges," for more information.

**    Currently  assessed on Contracts that have total purchase payments of at least $1,000,000.

***   Waived in certain cases. SEE "Expenses."

**** Applies solely to the 13th and subsequent transfers within a Contract Year, excluding transfers due to dollar cost averaging and automatic fund rebalancing.

 =============================================================================

VARIABLE ACCOUNT ANNUAL EXPENSES
(as a percentage of average daily net asset value deducted from each Variable Sub-Account)

 =============================================================================

                                                       Mortality and                                    Total Variable
                                                          Expense            Administrative             Account Annual
   Contract                                             Risk Charge*             Charge                    Expenses
   --------                                            -------------         --------------             --------------
   Putnam Allstate Advisor - A                             0.80%                  0.00%                      0.80%
   Putnam Allstate Advisor                                 1.25%                  0.00%                      1.25%
   Putnam Allstate Advisor - L                             1.65%                  0.00%                      1.65%
   Putnam Allstate Advisor Plus                            1.60%                  0.00%                      1.60%

 =============================================================================

* If you select the Enhanced Beneficiary Protection Option, the mortality and expense risk charge will be an additional .15%.

 =============================================================================

Retirement Income Guarantee Rider Expenses

If you select a Retirement Income Guarantee Rider, you would pay an additional fee at the annual rate of 0.05% or 0.30% (depending on the Option you select) of the Income Base in effect on a Contract Anniversary. See "Retirement Income Guarantee Riders" for details.

 =============================================================================

 =============================================================================

FUND ANNUAL EXPENSES (AFTER VOLUNTARY REDUCTIONS AND REIMBURSEMENTS) (AS A PERCENTAGE OF FUND AVERAGE DAILY NET ASSETS)(1)

 =============================================================================

                                                                                                              Total Annual
                                                         Management          Rule 12b-1          Other            Fund
   Fund                                                    Fees                 Fees           Expenses         Expenses
 -------------------------------------------------------------------------------------------------------------------------
   Putnam VT American Government Income Fund (2)                               0.15%
   Putnam VT Asia Pacific Growth Fund                                          0.15%
   Putnam VT Diversified Income Fund                                           0.15%
   Putnam VT The George Putnam Fund of Boston (2)                              0.15%
   Putnam VT Global Asset Allocation Fund                                      0.15%
   Putnam VT Global Growth Fund                                                0.15%
   Putnam VT Growth and Income Fund                                            0.15%
   Putnam VT Growth Opportunities Fund                                         0.15%
   Putnam VT Health Sciences Fund (2)                                          0.15%
   Putnam VT High Yield Fund                                                   0.15%
   Putnam VT Income Fund                                                       0.15%
   Putnam VT International Growth Fund                                         0.15%
   Putnam VT International Growth and Income Fund                              0.15%
   Putnam VT International New Opportunities Fund (2)                          0.15%
   Putnam VT Investors Fund (2)                                                0.15%
   Putnam VT Money Market Fund                                                 0.15%
   Putnam VT New Opportunities Fund                                            0.15%
   Putnam VT New Value Fund                                                    0.15%
   Putnam VT OTC & Emerging Growth Fund (2)                                    0.15%
   Putnam VT Research Fund (2)                                                 0.15%
   Putnam VT Small Cap Value Fund                                              0.15%
   Putnam VT Utilities Growth and Income Fund                                  0.15%
   Putnam VT Vista Fund                                                        0.15%
   Putnam VT Voyager Fund                                                      0.15%

 =============================================================================

(1) Figures shown in the table are for the period ended December 31, 1999, except that the figures for the Putnam VT American Government Income Fund and Putnam VT Growth Opportunities Fund, which commenced operations on January 31, 2000, are based on estimates for the Fund's first full fiscal year. Figures shown in the table include amounts paid through expense offset and brokerage service arrangements. See the Fund's prospectus for more information about 12b-1 fees payable under the Fund's distribution plan.

(2) Absent voluntary reductions and reimbursements for certain Funds, management fees, Rule 12b-1 fees, other expenses, and total annual fund expenses expressed as a percentage of average net assets of the Funds would have been as follows:

 =============================================================================

   Putnam VT American Government Income Fund                                   0.15%
   Putnam VT The George Putnam Fund of Boston                                  0.15%
   Putnam VT Health Sciences Fund                                              0.15%
   Putnam VT International New Opportunities Fund                              0.15%
   Putnam VT Investors Fund                                                    0.15%
   Putnam VT OTC & Emerging Growth Fund                                        0.15%
   Putnam VT Research Fund                                                     0.15%

 =============================================================================

EXAMPLE 1

The example below shows the dollar amount of expenses that you would bear directly or indirectly if you:

      o     invested a $1,000 in a Variable Sub-Account,
      o     earned a 5% annual return on your investment,
      o surrendered your Contract, or began receiving income payments for a specified period of less than 120 months, at the end of each time period (no withdrawal charge is included in the calculations for the Putnam Allstate Advisor - A Contracts because no withdrawal charge applies after one year);
      o     elect the Enhanced Beneficiary Protection Option; and
      o     elect  Retirement  Income  Guarantee Rider 2 (assuming Income Base
            B).

THE EXAMPLE DOES NOT INCLUDE ANY TAXES OR TAX PENALTIES YOU MAY BE REQUIRED TO PAY IF YOU SURRENDER YOUR CONTRACT.

                                     Putnam Allstate       Putnam Allstate        Putnam Allstate       Putnam Allstate
                                       Advisor - A              Advisor             Advisor - L           Advisor Plus
 Sub-account                         1 Year     3 Year     1 Year      3 Year     1 Year     3 Year     1 Year      3 Year
 -----------                         ------     ------     ------      ------     ------     ------     ------      ------
Putnam American Government
  Income
Putnam Asia Pacific Growth
Putnam  Diversified Income
The George Putnam Fund
Putnam Global Asset Allocation
Putnam Global Growth
Putnam Growth and Income
Putnam Growth Opportunities
Putnam Health Sciences
Putnam High Yield
Putnam Income
Putnam International Growth
Putnam International Growth
  and Income
Putnam International New
  Opportunities
Putnam Investors
Putnam Money Market
Putnam New Opportunities
Putnam New Value
Putnam OTC & Emerging
  Growth
Putnam Research
Putnam Small Cap Value
Putnam Utilities Growth and
  Income
Putnam Vista
Putnam Voyager

EXAMPLE 2

Same assumptions as Example 1 above, except that you decide not to surrender your Contract, or you began receiving income payments for at least 120 months if under an Income Plan for a specified period, at the end of each period.

                                     Putnam Allstate       Putnam Allstate        Putnam Allstate
                                         Advisor              Advisor - L           Advisor Plus
 SUB-ACCOUNT                         1 Year     3 Year     1 Year      3 Year     1 Year     3 Year
 -----------                         ------     ------     ------      ------     ------     ------
Putnam American Government
  Income
Putnam Asia Pacific Growth
Putnam  Diversified Income
The George Putnam Fund
Putnam Global Asset Allocation
Putnam Global Growth
Putnam Growth and Income
Putnam Growth Opportunities
Putnam Health Sciences
Putnam High Yield
Putnam Income
Putnam International Growth
Putnam International Growth
  and Income
Putnam International New
  Opportunities
Putnam Investors
Putnam Money Market
Putnam New Opportunities
Putnam New Value
Putnam OTC & Emerging
  Growth
Putnam Research
Putnam Small Cap Value
Putnam Utilities Growth and
  Income
Putnam Vista
Putnam Voyager


PLEASE REMEMBER THAT YOU ARE LOOKING AT EXAMPLES AND NOT A REPRESENTATION OF PAST OR FUTURE EXPENSES. YOUR ACTUAL EXPENSES MAY BE LOWER OR GREATER THAN THOSE SHOWN ABOVE. SIMILARLY, YOUR RATE OF RETURN MAY BE LOWER OR GREATER THAN 5%, WHICH IS NOT GUARANTEED. THE ABOVE EXAMPLES ASSUME THE ELECTION OF THE ENHANCED BENEFICIARY PROTECTION OPTION AND THE RETIREMENT INCOME GUARANTEE RIDER 2 AND THAT INCOME BASE B IS APPLIED. IF ONE OR BOTH OF THESE FEATURES WERE NOT ELECTED, THE EXPENSE FIGURES SHOWN ABOVE WOULD BE SLIGHTLY LOWER. TO REFLECT THE CONTRACT MAINTENANCE CHARGE IN THE EXAMPLES (FOR PUTNAM ALLSTATE ADVISOR CONTRACTS ONLY), WE ESTIMATED AN EQUIVALENT PERCENTAGE CHARGE, BASED ON AN ASSUMED AVERAGE CONTRACT SIZE OF $45,000. THE FIGURES FOR THE PUTNAM ALLSTATE ADVISOR - A CONTRACT ASSUME A 5.75% SALES CHARGE.

 FINANCIAL INFORMATION
 -----------------------------------------------------------------------------

To measure the value of your investment in the Variable Sub-Accounts during the Accumulation Phase, we use a unit of measure we call the "ACCUMULATION UNIT." Each Variable Sub-Account has a separate value for its Accumulation Units we call "ACCUMULATION UNIT VALUE." Accumulation Unit Value is analogous to, but not the same as, the share price of a mutual fund.

Accumulation Unit Values for Putnam Allstate Advisor - A and Putnam Allstate Advisor Contracts appear in Appendix C. No Accumulation Unit Values are shown for the Putnam Allstate Advisor - L and Putnam Allstate Advisor Plus Contracts which were first offered as of February 4, 2000 and April 28, 2000 respectively.

The financial statements of Allstate and the Variable Account appear in the Statement of Additional Information.

 THE CONTRACT
 -----------------------------------------------------------------------------

CONTRACT OWNER

A Putnam Allstate Advisor Contract is a contract between you, the Contract Owner, and Allstate, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

      o     the investment  alternatives  during the  Accumulation  and Payout
            Phases,
      o     the amount and timing of your purchase payments and withdrawals,
      o     the programs you want to use to invest or withdraw money,
      o the income payment plan you want to use to receive retirement income,
      o the Annuitant (either yourself or someone else) on whose life the income payments will be based,
      o the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner or the Annuitant dies, and
      o     any other rights that the Contract provides.

If you die, any surviving joint Contract Owner or, if none, the Beneficiary will exercise the rights and privileges provided to them by the Contract. The Contract cannot be jointly owned by both a non-natural person and a natural person.

You can use the Contract with or without a qualified plan. A qualified plan is a personal retirement savings plan, such as an IRA or tax-sheltered annuity, that meets the requirements of the Internal Revenue Code. Qualified plans may limit or modify your rights and privileges under the Contract. We use the term "QUALIFIED CONTRACT" to refer to a Contract issued with a qualified plan. See "Qualified Plans" on page __.

You may change the Contract Owner at any time. Once we have received a satisfactory written request for a change of Contract Owner, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.


ANNUITANT

 The Annuitant is the individual whose age determines the latest Payout Start Date and whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). You may name a new Annuitant only upon the death of the current Annuitant. You may designate a joint Annuitant, who is a second person on whose life income payments depend, at the time you select an Income Plan.

If you select an Income Plan that depends on the Annuitant or a joint Annuitant's life, we may require proof of age and sex before income payments begin and proof that the Annuitant or joint Annuitant is still alive before we make each payment.


BENEFICIARY

The Beneficiary is the person who may elect to receive the death benefit or become the new Contract Owner if the sole surviving Contract Owner dies before the Payout Start Date. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.

You may name one or more Beneficiaries when you apply for a Contract. You may change or add Beneficiaries at any time by writing to us before income payments begin, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed and filed with us. Any change will be effective at the time you sign the written notice. Until we receive your written notice to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. We will not be liable as to any payment or settlement made prior to receiving the written notice. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly.

If you did not name a Beneficiary or unless otherwise provided in the Beneficiary designation, if a Beneficiary predeceases the owner and there are no other surviving Beneficiaries, the new Beneficiary will be:

      o     your spouse or, if he or she is no longer alive,
      o your surviving children equally, or if you have no surviving children,
      o     your estate.

If more than one Beneficiary survives you, we will divide the death benefit among your Beneficiaries according to your most recent written instructions. If you have not given us written instructions, we will pay the death benefit in equal amounts to the Beneficiaries. If one of the Beneficiaries dies before you, we will divide the death benefit among the surviving Beneficiaries.


MODIFICATION OF THE CONTRACT

Only an Allstate officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.


ASSIGNMENT

We will not honor an assignment of an interest in a Contract as collateral or security for a loan. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until the assignor signs it and files it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE TRYING TO ASSIGN YOUR CONTRACT.

 PURCHASES
 -----------------------------------------------------------------------------


MINIMUM PURCHASE PAYMENTS

Your initial purchase payment must be at least $1,000 ($500 for Qualified Contracts; $10,000 for Putnam Allstate Advisor - L and Putnam Allstate Advisor Plus Contracts). All subsequent purchase payments under a Contract must be $500 or more. You may make purchase payments at any time prior to the Payout Start Date. The most we accept without our prior approval is $1 million. We reserve the right to limit the availability of the investment alternatives for additional investments. We also reserve the right to reject any application.


AUTOMATIC ADDITIONS PROGRAM

You may make subsequent purchase payments of $50 or more per month by automatically transferring money from your bank account. Please consult with your sales representative for detailed information.


ALLOCATION OF PURCHASE PAYMENTS

At the time you apply for a Contract, you must decide how to allocate your purchase payment (net purchase payment in the case of Putnam Allstate Advisor
- A Contracts) among the investment alternatives.  For Putnam Allstate Advisor
- A Contracts, your net purchase payment is your purchase payment less the applicable sales charge. The allocation you specify on your application will be effective immediately. All allocations must be in whole percents that total 100% or in whole dollars. You can change your allocations by calling 1-800-390-1277.

We will allocate your purchase payments (net purchase payment in the case of Putnam Allstate Advisor - A Contracts) to the investment alternatives according to your most recent instructions on file with us. Unless you notify us in writing otherwise, we will allocate subsequent purchase payments according to the allocation for the previous purchase payment. We will effect any change in allocation instructions at the time we receive written notice of the change in good order.

We will credit the initial purchase payment (net purchase payment in the case of Putnam Allstate Advisor - A Contracts) that accompanies your completed application to your Contract within 2 business days after we receive the payment at our home office. If your application is incomplete, we will ask you to complete your application within 5 business days. If you do so, we will credit your initial purchase payment to your Contract within that 5 business day period. If you do not, we will return your purchase payment at the end of the 5 business day period unless you expressly allow us to hold it until you complete the application. We will credit subsequent purchase payments to the Contract at the close of the business day on which we receive the purchase payment at our home office.

We use the term "business day" to refer to each day Monday through Friday that the New York Stock Exchange is open for business. We also refer to these days as "Valuation Dates." Our business day closes when the New York Stock Exchange closes, usually 4 p.m. Eastern Time (3 p.m. Central Time). If we receive your purchase payment after 3 p.m. Central Time on any Valuation Date, we will credit your purchase payment using the Accumulation Unit Values computed on the next Valuation Date.


CREDIT ENHANCEMENT (PUTNAM ALLSTATE ADVISOR PLUS CONTRACTS ONLY)

Each time you make a purchase payment, we will add to your Contract Value a Credit Enhancement equal to 4% of the purchase payment. If you exercise your Right to Cancel the Contract, the amount we refund to you will not include any Credit Enhancement. See "Right to Cancel" below for details. The Credit Enhancement may not be available in all states.

We will allocate any Credit Enhancements to the investment alternatives according to the allocation instructions you have on file with us at the time we receive your purchase payment. We will allocate each Credit Enhancement among the investment alternatives in the same proportions as the corresponding purchase payment. For purposes of determining the death benefit and the amount applied to an Income Plan, Credit Enhancements will be included with purchase payments. We do not consider Credit Enhancements to be investments in the Contract for income tax purposes.

We use a portion of the withdrawal charge and mortality and expense risk charge to help recover the cost of providing the Credit Enhancement under the Contract. See "Expenses." Under certain circumstances (such as a period of poor market performance) the cost associated with the Credit Enhancement may exceed the sum of the Credit Enhancement and any related earnings. You should consider this possibility before purchasing the Contract.

RIGHT TO CANCEL

You may cancel your Contract by returning it to us within the Cancellation Period, which is the 20 day period after you receive the Contract, or such longer period that your state may require. You may return it by delivering it or mailing it to us. If you exercise this "Right to Cancel," the Contract terminates and we will pay you the full amount of your purchase payments allocated to the Fixed Account. We also will return your purchase payments allocated to the Variable Account adjusted, to the extent federal or state law permits, to reflect investment gain or loss that occurred from the date of allocation through the date of cancellation.

For Putnam Allstate Advisor Plus Contracts, we are applying for regulatory relief to enable us to recover the amount of any Credit Enhancement applied to Contracts that are cancelled during the Cancellation Period. Until we receive such relief, we will return, upon cancellation, the amount you would have received had there been no Credit Enhancement. That means that except in states where we are required by law to return the amount of your purchase payments, the amount we return will reflect any investment gain or loss associated with your Variable Account purchase payments, will include any charges deducted that reduced Contract Value prior to cancellation, and will reflect any investment gain on the Credit Enhancement but will not include any investment loss associated with the Credit Enhancement. After we receive the requested regulatory relief, the amount we return to you upon exercise of this Right to Cancel will not include any Credit Enhancement or the amount of charges deducted prior to cancellation but will reflect, except in states where we are required to return the amount of your purchase payments, any investment gain or loss associated with your Variable Account purchase payments and with the Credit Enhancement. We reserve the right to allocate your purchase payments to the Putnam Money Market Variable Sub-Account during the Cancellation Period.

 CONTRACT VALUE
 -----------------------------------------------------------------------------


On the Issue Date, the Contract Value is equal to the initial purchase payment (net purchase payment in the case of Putnam Allstate Advisor-A Contracts; plus the Credit Enhancement in the case of the Putnam Allstate Advisor Plus Contracts). Thereafter, your Contract Value at any time during the Accumulation Phase is equal to the sum of the value of your Accumulation Units in the Variable Sub-Accounts you have selected, plus the value of your interest in the Fixed Account Option(s) offered by your Contract.


ACCUMULATION UNITS

To determine the number of Accumulation Units of each Variable Sub-Account to allocate to your Contract, we divide (i) the amount of the purchase payment (net purchase payment in the case of Putnam Allstate Advisor - A Contracts) or transfer you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your payment or transfer. For example, if we receive a $10,000 purchase payment (net purchase payment in the case of Putnam Allstate Advisor - A Contracts) allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable Sub-Account to your Contract. For the Putnam Allstate Advisor Plus Contracts, we also would credit you with an additional 40 Accumulation Units of the Variable Sub-Account to reflect the 4% Credit Enhancement on your purchase payment. See "Credit Enhancement." Withdrawals and transfers from a Variable Sub-Account would, of course, reduce the number of Accumulation Units of that Sub-Account allocated to your Contract.


ACCUMULATION UNIT VALUE

As a general matter, the Accumulation Unit Value for each Variable Sub-Account for each Contract will rise or fall to reflect:

      o changes in the share price of the Fund in which the Variable Sub-Account invests, and

      o the deduction of amounts reflecting the mortality and expense risk charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value.

We determine withdrawal charges, Retirement Income Guarantee charges (if applicable), transfer fees, and contract maintenance charges (Putnam Allstate Advisor Contracts only) separately for each Contract. They do not affect the Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units. For details on how we compute Accumulation Unit Values, please refer to the Statement of Additional Information.

We determine a separate Accumulation Unit Value for each Variable Sub-Account for each Contract on each Valuation Date. We also determine separate sets of Accumulation Unit Values for each Contract that reflect the cost of the Enhanced Beneficiary Protection Option described on page __ below.

YOU SHOULD REFER TO THE PROSPECTUS FOR THE FUNDS THAT ACCOMPANIES THIS PROSPECTUS FOR A DESCRIPTION OF HOW THE ASSETS OF EACH FUND ARE VALUED, SINCE THAT DETERMINATION DIRECTLY BEARS ON THE ACCUMULATION UNIT VALUE OF THE CORRESPONDING VARIABLE SUB-ACCOUNT AND, THEREFORE, YOUR CONTRACT VALUE.

 INVESTMENT ALTERNATIVES:  THE VARIABLE SUB-ACCOUNTS
 -----------------------------------------------------------------------------


You may allocate your purchase payments (net purchase payments in the case of Putnam Allstate Advisor - A Contracts) to up to 24 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Fund. Each Fund has its own investment objective(s) and policies. We briefly describe the Funds below.

For more complete information about each Fund, including expenses and risks associated with the Fund, please refer to the accompanying prospectus for the Fund. You should carefully review the Fund prospectuses before allocating amounts to the Variable Sub-Accounts. Putnam Investment Management, Inc. ("Putnam Management") serves as the investment adviser to each Fund.

 =====================================================================================================================
 FUND:                                                 EACH FUND SEEKS:
 =====================================================================================================================
Putnam VT American Government Income Fund              High current income with preservation of capital as a
                                                       secondary objective
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Asia Pacific Growth Fund                     Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Diversified Income Fund                      High current income consistent with capital preservation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT The George Putnam Fund of Boston             To provide a balanced investment composed of a well
                                                       diversified portfolio of stocks and bonds that will produce both capital growth and current income
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Global Asset                                 Allocation Fund A high level of long-term total return
                                                       consistent with preservation of capital
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Global Growth Fund                           Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Growth and Income Fund                       Capital growth and current income
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Growth Opportunity Fund                      Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Health Sciences Fund                         Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT High Yield Fund                              High current income. Capital growth is a secondary objective when consistent with high current income.
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Income Fund                                  Current income consistent with preservation of capital
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund                    Capital growth
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth and Income Fund         Capital growth. Current income is a secondary objective.
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT International New Opportunities Fund         Long-term capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Investors Fund                               Long-term growth of capital and any increased income that
                                                       results from this growth
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Money Market Fund                            As high a rate of current income as Putnam Management believes is consistent with preservation of capital and maintenance  of liquidity.
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT New Opportunities Fund                       Long-term capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT New Value Fund                               Long-term capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT OTC & Emerging Growth Fund                   Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Research Fund                                Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Small Cap Value Fund                         Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Utilities Growth and Income Fund             Capital growth and current income
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund                                   Capital appreciation
 ---------------------------------------------------------------------------------------------------------------------
Putnam VT Voyager Fund                                 Capital appreciation
 =====================================================================================================================

AMOUNTS YOU ALLOCATE TO VARIABLE SUB-ACCOUNTS MAY GROW IN VALUE, DECLINE IN VALUE, OR GROW LESS THAN YOU EXPECT, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE FUNDS IN WHICH THOSE VARIABLE SUB-ACCOUNTS INVEST. YOU BEAR THE INVESTMENT RISK THAT THE FUNDS MIGHT NOT MEET THEIR INVESTMENT OBJECTIVES. SHARES OF THE FUNDS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED OR

ENDORSED BY ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

 INVESTMENT ALTERNATIVES: THE FIXED ACCOUNT
 -----------------------------------------------------------------------------


You may allocate all or a portion of your purchase payments to the Fixed Account. You may choose from among 3 Fixed Account Options, including 2 Dollar Cost Averaging Options and the Standard Fixed Account Option (only the Standard Fixed Account Option is available under Putnam Allstate Advisor - L or Putnam Allstate Advisor Plus Contracts). We may offer additional Fixed Account options in the future. We will credit a minimum annual interest rate of 3% to money you allocate to any of the Fixed Account Options available under your Contract. The Fixed Account Options may not be available in all states. In addition, Allstate may limit the availability of the Standard Fixed Account Option. Please consult with your representative for current information. The Fixed Account supports our insurance and annuity obligations. The Fixed Account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the Fixed Account, subject to applicable law. Any money you allocate to the Fixed Account does not entitle you to share in the investment experience of the Fixed Account.


DOLLAR COST AVERAGING FIXED ACCOUNT OPTIONS (PUTNAM ALLSTATE ADVISOR AND PUTNAM ALLSTATE ADVISOR - A CONTRACTS ONLY)

You may establish a DOLLAR COST AVERAGING PROGRAM, as described on page __, by allocating purchase payments (net purchase payments in the case of Putnam Allstate Advisor - A Contracts) to the Fixed Account either for up to 6 months (the "6 MONTH DOLLAR COST AVERAGING OPTION") or for up to 12 months (the "12 MONTH DOLLAR COST AVERAGING OPTION"). Your purchase payments (net purchase payments in the case of Putnam Allstate Advisor - A Contracts) will earn interest for the period you select at the current rates in effect at the time of allocation. Rates may differ from those available for the Standard Fixed Account Option described below.

You must transfer all of your money out of the 6 or 12 Month Dollar Cost Averaging Options to other investment alternatives in equal installments. At the end of the applicable 6 or 12 month period, we will transfer any remaining amounts in the 6 or 12 Month Dollar Cost Averaging Options to the Putnam Money Market Variable Sub-Account unless you request a different investment alternative. Transfers out of the 6 or 12 Month Dollar Cost Averaging Options do not count towards the 12 transfers you can make without paying a transfer fee.

You may not transfer money from other investment alternatives to either the 6 or 12 Month Dollar Cost Averaging Options.

The 6 or 12 Month Dollar Cost Averaging Options may not be available in your state. Please check with your representative for availability.


STANDARD FIXED ACCOUNT OPTION

Each purchase payment (net purchase payment in the case of Putnam Allstate Advisor - A Contracts; plus the appropriate portion of the Credit Enhancement in the case of Putnam Allstate Advisor Plus Contracts) or transfer allocated to the Standard Fixed Account Option earns interest at the current rate in effect at the time of allocation. We guarantee that rate for a period of years we call GUARANTEE PERIODS. We are currently offering Guarantee Periods of 1 year in length. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods. You select a Guarantee Period for each purchase or transfer. After the initial Guarantee Period, we will guarantee a renewal rate.

We will credit interest daily at a rate that will compound over the year to the annual interest rate we guaranteed at the time of allocation.

 INVESTMENT ALTERNATIVES:  TRANSFERS
 -----------------------------------------------------------------------------


TRANSFERS DURING THE ACCUMULATION PHASE

During the Accumulation Phase, you may transfer Contract Value among the investment alternatives. We do not permit transfers into any Dollar Cost Averaging Fixed Account Option. You may request transfers in writing on a form that we provided or by telephone according to the procedure described below.

You may make 12 transfers per Contract Year without charge. A transfer fee equal to 0.50% of the amount transferred applies to each transfer after the 12th transfer in any Contract Year.

The minimum amount that you may transfer from the Standard Fixed Account Option or a Variable Sub-Account is $100 or the total remaining balance in the Standard Fixed Account Option or the Variable Sub-Account, if less. These limitations do not apply to the 6-month or 12-month Dollar Cost Averaging Fixed Account Options.

The most you can transfer from the Standard Fixed Account Option during any Contract Year is the greater of (i) 30% of the Standard Fixed Account Option balance as of the last Contract Anniversary or (ii) the greatest dollar amount of any prior transfer from the Standard Fixed Account Option. This limitation does not apply to the Dollar Cost Averaging Program. Also, if the interest rate on any renewed Guarantee Period is at least one percentage point less than the previous interest rate, you may transfer up to 100% of the monies receiving that reduced rate within 60 days of the notification of the interest rate decrease.

We will process transfer requests that we receive before 3:00 p.m. Central Time on any Valuation Date using the Accumulation Unit Values for that Date. We will process requests completed after 3:00 p.m. on any Valuation Date using the Accumulation Unit Values for the next Valuation Date. The Contract permits us to defer transfers from the Fixed Account Options for up to 6 months from the date we receive your request. If we decide to postpone transfers from any Fixed Account Option for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date we receive the transfer request to the date we make the transfer.

We reserve the right to waive any transfer restrictions.


TRANSFERS DURING THE PAYOUT PHASE

During  the  Payout  Phase,   you  may  make  transfers   among  the  Variable
Sub-Accounts so as to change the relative weighting of the Variable Sub-Accounts on which your variable income payments will be based. You may make up to 12 transfers per Contract Year. You may not convert any portion of your fixed income payments into variable income payments. You may make transfers from the Variable Sub-Accounts to increase the proportion of your income payments consisting of fixed income payments if Income Plan 3, described below, is in effect.


TELEPHONE TRANSFERS

You may make transfers by telephone by calling 1-800-390-1277. The cut off time for telephone transfer requests is 3:00 p.m. Central time. In the event that the New York Stock Exchange closes early, i.e., before 3:00 p.m. Central Time, or in the event that the Exchange closes early for a period of time but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the Exchange on that particular day. We will not accept telephone requests received from you at any telephone number other than the number that appears in this paragraph or received after the close of trading on the Exchange. If you own the Contract with a joint Contract Owner, unless we receive contrary instructions, we will accept instructions from either you or the other Contract Owner.

We use procedures that we believe provide reasonable assurance that the telephone transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly unauthorized telephone transfers. However, if we do not take reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.


EXCESSIVE TRADING LIMITS

We reserve the right to limit transfers in any Contract Year, or to refuse any transfer request for a Contract Owner or certain Contract Owners, if:

      o we believe, in our sole discretion, that excessive trading by such Contract Owner or Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or the share prices of the corresponding Funds or would be to the disadvantage of other Contract Owners; or

      o we are informed by one or more of the corresponding Funds that they intend to restrict the purchase or redemption of Fund shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Fund shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other Contract Owners.


DOLLAR COST AVERAGING PROGRAM

You may automatically transfer a set amount from any Variable Sub-Account or Fixed Account Option to any of the other Variable Sub-Accounts through our Dollar Cost Averaging Program. The Program is available only during the Accumulation Phase.

We will not charge a transfer fee for transfers made under this Program, nor will such transfers count against the 12 transfers you can make each Contract Year without paying a transfer fee.

The theory of dollar cost averaging is that if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in this Program does not assure you of a greater profit from your purchases under the Program nor will it prevent or necessarily reduce losses in a declining market.


AUTOMATIC FUND REBALANCING PROGRAM

Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our AUTOMATIC FUND REBALANCING PROGRAM, we will automatically rebalance the Contract Value in each Variable Sub-Account and return it to the desired percentage allocations. Money you allocate to the Fixed Account will not be included in the rebalancing.

We will rebalance your account quarterly, semi-annually, or annually. We will measure these periods according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing or by telephone. The new allocation will be effective with the first rebalancing that occurs after we receive your written or telephone request. We are not responsible for rebalancing that occurs prior to receipt of proper notice of your request.

Example:

      Assume that you want your initial purchase payment (net purchase payment in the case of Putnam Allstate Advisor - A Contracts) split among 2 Variable Sub-Accounts. You want 40% to be in the Putnam Income Variable Sub-Account and 60% to be in the Putnam Global Growth Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the Putnam Income Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings in a Contract or Contracts rebalanced quarterly, on the first day of the next quarter we would sell some of your units in the Putnam Income Variable Sub-Account for the appropriate Contract(s) and use the money to buy more units in the Putnam Global Variable Sub-Account so that the percentage allocations would again be 40% and 60% respectively.

The Automatic Fund Rebalancing Program is available only during the Accumulation Phase. The transfers made under the program do not count towards the 12 transfers you can make without paying a transfer fee, and are not subject to a transfer fee. We may sometimes refer to this Program as the "Putnam Automatic Rebalancing Program."

Fund rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.

 EXPENSES
 -----------------------------------------------------------------------------


As a Contract Owner, you will bear, directly or indirectly, the charges and expenses described below.


CONTRACT MAINTENANCE CHARGE (PUTNAM ALLSTATE ADVISOR CONTRACTS ONLY)

During the Accumulation Phase, on each Contract Anniversary, we will deduct a $30 contract maintenance charge from your assets invested in the Putnam Money Market Variable Sub-Account. If there are insufficient assets in that Variable Sub-Account, we will deduct the charge proportionally from the other Variable Sub-Accounts. We also will deduct this charge if you withdraw your entire Contract Value, unless your Contract qualifies for a waiver. During the Payout Phase, we will deduct the charge proportionately from each income payment.

The charge is to compensate us for the cost of administering the Contracts and the Variable Account. Maintenance costs include expenses we incur in billing and collecting purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit Values and income payments; and issuing reports to Contract Owners and regulatory agencies. We cannot increase the charge. We will waive this charge if:

      o your total Contract Value is greater than $50,000 on a Contract Anniversary or on the Payout Start Date, or

      o all of your money is allocated to the Fixed Account Options on a Contract Anniversary or all income payments are fixed income payments.

We also reserve the right to waive this charge if you own more than one Contract and the Contracts meet certain minimum dollar amount requirements. In addition, we reserve the right to waive this charge for all Contracts.


MORTALITY AND EXPENSE RISK CHARGE

We deduct a mortality and expense risk charge daily from the net assets you have invested in the Variable Sub-Accounts. The annual rate of the charge is:

      o     0.80% for Putnam Allstate Advisor - A Contracts

      o     1.25% for Putnam Allstate Advisor Contracts

      o     1.65% for Putnam Allstate Advisor - L Contracts

      o     1.60% for Putnam Allstate Advisor Plus Contracts

The mortality and expense risk charge is for all the insurance benefits available with your Contract (including our guarantee of annuity rates and the death benefits), for certain expenses of the Contract, and for assuming the risk (expense risk) that the current charges will be sufficient in the future to cover the cost of administering the Contract (and the cost of the Credit
Enhancement for the Putnam Allstate Advisor Plus Contracts). If the charges under the Contract are not sufficient, then Allstate will bear the loss. If you select the Enhanced Beneficiary Protection Option, the mortality and expense risk charge will include an additional 0.15% for the Option.

Allstate reserves the right to raise the Enhanced Beneficiary Protection Option charge to up to 0.25%. However, once your Option is in effect, Allstate cannot change the fee that applies to your Contract. We charge the additional fee for the Enhanced Beneficiary Protection Option to compensate us for the additional risk that we accept by providing the Option.

We guarantee the mortality and expense risk charge and we cannot increase it. We assess the mortality and expense risk charge during both during the Accumulation Phase and the Payout Phase.


RETIREMENT INCOME GUARANTEE CHARGE

We impose a separate charge for each Retirement Income Guarantee Rider. The charges equal, on an annual basis, 0.05% of the income base for Retirement Income Guarantee Rider 1 and 0.30% of the income base for Retirement Income Guarantee Rider 2. We reserve the right to change the Rider fee. However, once we issue your Rider, we cannot change the Rider fee that applies to your Contract. The Rider 1 fee will never exceed 0.15% and the Rider 2 fee will never exceed 0.50%. See "Retirement Income Guarantee Riders" for details.


TRANSFER FEE

We impose a fee upon transfers in excess of 12 during any Contract Year. The fee is equal to 0.50% of the dollar amount transferred. We will not charge a transfer fee on transfers that are part of a Dollar Cost Averaging Program or Automatic Fund Rebalancing Program.


SALES CHARGE (PUTNAM ALLSTATE ADVISOR - A CONTRACTS ONLY)

We may assess a sales charge on all purchase payments ranging from 0.50% to 5.75% of the amount of the purchase payment. The sales charge percentage will vary based upon the amount of the purchase payment(s) received. A schedule showing how the sales charge is assessed appears on page __, above.

We use the amounts obtained from the sales charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts. To the extent that the sales charge does not cover all sales commissions and other promotional or distribution expenses, we may use any of our corporate assets, including any profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

REDUCTION OF SALES CHARGE. You may also be entitled to a reduced sales charge if you (1) sign a letter of intent and invest a combined purchase payment amount of $50,000 or more within a 13-month period; and/or (2) have related contracts with us that qualify for rights of accumulation privileges. See "Rights of Accumulation" below. In addition, no sales charge will apply to purchase payments made under Contracts issued to employees of Allstate and certain other eligible organizations.

LETTER OF INTENT: A letter of intent allows you to set your own investment goal of $50,000 or more over a 13-month period. We base the sales charge on the purchase payments you make during the 13-month period on your investment goal. In essence, we reduce your sales charge on purchase payments made during the 13-month period as though you invested the total amount of purchase payments (your investment goal) in one lump sum.

Example:

      Assume as part of your Contract application you sign a letter of intent indicating an investment goal of $50,000 over a 13-month period. The sales charge corresponding to your investment goal is 4.50%. You make an initial purchase payment of $20,000. We deduct a reduced sales charge of 4.50% from your initial purchase payment. Two months later you make a subsequent purchase payment of $30,000. We again deduct a reduced sales charge of 4.50% from your purchase payment. Without a letter of intent the sales charge for each purchase payment would have been 5.75%.

You may elect to participate in the letter of intent program at any time. However, we do not retroactively reduce sales charges on purchase payments made before we receive your letter of intent. If you choose to participate in this program at the time you apply for the Contract, you must complete the letter of intent section on the application. If you elect to participate in the program after your Contract is issued, you must complete the appropriate form. The letter of intent form is available by calling our Annuity Service Center at 1-800/390-1277.

You are not obligated to reach your investment goal. If you do not achieve your investment goal by the end of the 13-month period or upon a full surrender prior to the end of the 13-month period, we will deduct from your Contract the difference between (1) the sales charge applicable to the actual amount of purchase payments you made during the period and (2) the sales charge you actually paid. These charges will be deducted from your Contract proportionately from each investment alternative at the end of the 13-month period.

If you exceed your investment goal and reach the next breakpoint, the sales charge deducted on the next payment is based on the next breakpoint level. However, we do not retroactively reduce sales charges on previous purchase payments.

At any time during the 13-month period, you may increase your investment goal. You must inform us in writing. We include purchase payments received during the 90 days prior to your notice in determining the sales charge on purchase payments made from the date of notice through the end of the original 13-month period.

We reserve the right to modify, suspend or terminate this program at any time. This program may not be available in all states.


RIGHTS OF ACCUMULATION: You may qualify for a reduced sales charge through rights of accumulation. Rights of accumulation involves combining your current purchase payment with your current Contract Value of your Putnam Allstate Advisor - A Contract and/or the current Contract Values of eligible related contracts. If through accumulation you reach the next breakpoint level, we reduce your sales charge accordingly.

Related contracts include certain other Putnam Allstate Advisor - A Contracts owned by you. There may be other requirements for qualification. For information on which related contracts qualify for rights of accumulation privileges, please contact your investment representative.

In order to use rights of accumulation to reduce your sales charge, for each purchase payment, you or your investment representative must inform us in writing of the related contracts.

The sales charge for purchase payments will be based on the breakpoint corresponding to the sum of (1) your new purchase payment; and (2) your current Contract Value; and (3) the current Contract Value(s) of your eligible related contract(s).

Example:

      Assume your Contract has a current Contract Value of $20,000. You have a second Contract with us that qualifies for rights of accumulation that has a current Contract Value of $25,000. You make a $5,000 purchase payment to your current Contract and include your rights of accumulation number with your payment. To determine the sales charge applicable to your purchase payment we first calculate the sum of (1) your current Contract Value ($20,000); (2) the current Contract Value of your related Contract ($25,000); and (3) your current purchase payment ($5,000). The sum of these values is $50,000. We deduct the sales charge corresponding to a $50,000 purchase payment, or 4.50%, from your $5,000 purchase payment.

      We reserve the right to modify, suspend or terminate this program at any time. This program may not be available in all states.


WITHDRAWAL CHARGE

We may assess a withdrawal charge from the purchase payment(s) you withdraw. The amount of the charge will depend on the number of years that have elapsed since we received the purchase payment being withdrawn. A schedule showing the charge applicable for each Contract appears on page ___, above. The withdrawal charge for Putnam Allstate Advisor - A Contracts currently applies only to Contracts that have total purchase payments in excess of $1,000,000. Under Putnam Allstate Advisor and Putnam Allstate Advisor Plus Contracts, you can withdraw up to the FREE WITHDRAWAL AMOUNT each Contract Year without paying the withdrawal charge. For Putnam Allstate Advisor Contracts, the Free Withdrawal Amount is the greater of earnings not previously withdrawn, or 15% of total purchase payments. For Putnam Allstate Advisor Plus Contracts, the Free Withdrawal Amount is 15% of total purchase payments. Unused portions of this 15% "Free Withdrawal Amount" are not carried forward to future Contract Years. Credit Enhancements are not considered Purchase Payments when determining the Free Withdrawal Amount.

We will deduct withdrawal charges, if applicable, from the amount paid. For purposes of the withdrawal charge, we will treat withdrawals as coming from the oldest purchase payments first. However, for federal income tax purposes, earnings are considered to come out first, which means you pay taxes on the earnings portion of your withdrawal.

We do not apply a withdrawal charge in the following situations:

      o on the Payout Start Date (a withdrawal charge may apply if you elect to receive income payments for a specified period of less than 120 months);
      o the death of the Contract Owner or Annuitant (unless the Settlement Value is used);
      o withdrawals taken to satisfy IRS minimum distribution rules for the Contract; or
      o withdrawals that qualify for one of the waivers described below (waivers available for Putnam Allstate Advisor and Putnam Allstate Advisor Plus Contracts only).

We use the amounts obtained from the withdrawal charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts, (and to help defray the cost of the Credit
Enhancement for the Putnam Allstate Advisor Plus Contracts). To the extent that the withdrawal charge does not cover all sales commissions and other promotional or distribution expenses, or the cost of the Credit Enhancement, we may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

Withdrawals also may be subject to tax penalties or income tax. You should consult your own tax counsel or other tax advisers regarding any withdrawals.

The following waivers are available for Putnam Allstate Advisor and Putnam Allstate Advisor Plus Contracts only.


CONFINEMENT WAIVER. We will waive the withdrawal charge on any withdrawal taken prior to the Payout Start Date under your Contract if the following conditions are satisfied:

      1) you or the Annuitant, if the Contract Owner is not a living individual, are first confined to a long term care facility or a hospital for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date,

      2) we receive your request for withdrawal and written proof of the stay no later than 90 days following the end of your or the Annuitant's stay at the long term care facility or hospital, and

      3) a physician must have prescribed the stay and the stay must be medically necessary (as defined in the Contract).

TERMINAL ILLNESS WAIVER. We will waive the withdrawal charge on any withdrawal under your Contract taken prior to the Payout Start Date if:

      1) you or the Annuitant, if the Contract Owner is not a living individual, are diagnosed by a physician as having a terminal illness (as defined in the Contract) at least 30 days after the Issue Date, and

      2) you provide adequate proof of diagnosis to us before or at the time you request the withdrawal.

UNEMPLOYMENT WAIVER. We will waive the withdrawal charge on one partial or full withdrawal from your Contract, if you meet the following requirements:

      1) you or the Annuitant, if the Contract Owner is not a living individual, become unemployed at least one year after the Issue Date,

      2) you or the Annuitant receive unemployment compensation (as defined in the Contract) for at least 30 days as a result of that unemployment, and

      3) you or the Annuitant claim this benefit within 180 days of your or the Annuitant's initial receipt of unemployment compensation.

You may exercise this benefit once before the Payout Start Date.

Please refer to your Contract for more detailed information about the terms and conditions of these waivers. These waivers are not available for Putnam Allstate Advisor - A and Putnam Allstate Advisor - L Contracts.

The laws of your state may limit the availability of these waivers and may also change certain terms and/or benefits available under the waivers. You should consult your Contract for further details on these variations. Also, even if you do not need to pay our withdrawal charge because of these waivers, you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax adviser to determine the effect of a withdrawal on your taxes.


PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs including payment upon death. We may some time in the future discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state.

At the Payout Start Date, we deduct the charge for premium taxes from each investment alternative in the proportion that the Contract Owner's value in the investment alternative bears to the total Contract Value.


OTHER EXPENSES

Each Fund deducts advisory fees and other expenses from its assets. You indirectly bear the charges and expenses of the Fund whose shares are held by the Variable Sub-Accounts. These fees and expenses are described in the accompanying prospectus for the Funds. For a summary of current estimates of those charges and expenses, see pages ___ above. We may receive compensation from the Funds' investment adviser, distributor, or their affiliates for administrative services we provide to the Funds.

 ACCESS TO YOUR MONEY
 -----------------------------------------------------------------------------


You can withdraw some or all of your Contract Value at any time prior to the Payout Start Date. Withdrawals also are available under limited circumstances on or after the Payout Start Date. See "Income Plans" on page __.

The amount payable upon withdrawal is the Contract Value next computed after we receive the request for a withdrawal at our home office, less any withdrawal charges, income tax withholding, contract maintenance charge (Putnam Allstate Advisor Contracts only), any applicable Retirement Guarantee Rider fee, and any premium taxes. We will pay withdrawals from the Variable Account within 7 days of receipt of the request, subject to postponement in certain circumstances.

You can withdraw money from the Variable Account or the Fixed Account Option(s) available under your Contract. To complete a partial withdrawal from the Variable Account, we will cancel Accumulation Units in an amount equal to the withdrawal and any applicable withdrawal charge and premium taxes.

You must name the investment alternative from which you are taking the withdrawal. If none is named, then the withdrawal request is incomplete and cannot be honored.

In general, you must withdraw at least $50 at a time. If you request a total withdrawal, we may require that you return your Contract to us.


POSTPONEMENT OF PAYMENTS

We may postpone the payment of any amounts due from the Variable Account under the Contract if:

      1) the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted,

      2)    an emergency exists as defined by the SEC, or

      3)    the SEC permits delay for your protection.

In addition, we may delay payments or transfers from the Fixed Account Option(s) available under your Contract for up to 6 months or shorter period if required by law. If we delay payment or transfer for 30 days or more, we will pay interest as required by law.


SYSTEMATIC WITHDRAWAL PROGRAM

You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. Please consult your sales representative or call us at 1-800-390-1277 for more information. Depending on fluctuations in the value of the Variable Sub-Accounts and the value of the Fixed Account Option(s) available under your Contract, systematic withdrawals may reduce or even exhaust the Contract Value. Income taxes may apply to systematic withdrawals. Please consult your tax adviser before taking any withdrawal.


MINIMUM CONTRACT VALUE

If your request for a partial withdrawal would reduce the Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. If we terminate your Contract, we will distribute to you its Contract Value, less withdrawal and other charges and taxes.

 INCOME PAYMENTS
 -----------------------------------------------------------------------------


PAYOUT START DATE

The Payout Start Date is the day that we apply your Contract Value to an Income Plan. The Payout Start Date must be at least 30 days after the Issue Date and on or before the later of:

      o     the Annuitant's 90th birthday, or
      o     the 10th Contract Anniversary.

You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the scheduled Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.


INCOME PLANS

You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with guaranteed payments for 10 years. After the Payout Start Date, you may not make withdrawals (except as described below) or change your choice of Income Plan.

Three Income Plans are available under the Contract. Each is available to provide:

      o     fixed income payments;
      o     variable income payments; or
      o     a combination of the two.

The three Income Plans are:

      INCOME PLAN 1 -- LIFE INCOME WITH GUARANTEED PAYMENTS. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments as required by the Contract.

      INCOME PLAN 2 -- JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant, named at the time the plan was selected, is alive. If both the Annuitant and the joint Annuitant die before we have made all of the guaranteed income payments, we will continue to pay the remainder of the guaranteed income payments as required by the Contract.

      INCOME PLAN 3 -- GUARANTEED PAYMENTS FOR A SPECIFIED PERIOD (5 YEARS TO 30 YEARS). Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant's life. Income payments for less than 120 months may be subject to a withdrawal charge (does not apply to Putnam Allstate Advisor - A Contracts). We will deduct the mortality and expense risk charge from the assets of the Variable Sub-Accounts supporting this Plan even though we may not bear any mortality risk.

The length of any guaranteed payment period under your selected Income Plan generally will affect the dollar amount of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments.

If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we may require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and proof that the Annuitant or joint Annuitant are alive before we make each payment. Please note that under such Income Plans, if you elect to take no minimum guaranteed payments, it is possible that the payee could receive only 1 income payment if the Annuitant and any joint Annuitant both die before the second income payment, or only 2 income payments if they die before the third income payment, and so on.

Generally, you may not make withdrawals after the Payout Start Date. One exception to this rule applies if you are receiving income payments that do not depend on the life of the Annuitant (such as under Income Plan 3). In that case you may terminate the income payments at any time and receive a lump sum equal to the present value of the remaining payments due. A withdrawal charge may apply. We also deduct applicable premium taxes from the Contract Value at the Payout Start Date.

We may make other Income Plans available. You may obtain information about them by writing or calling us.

You must apply at least the Contract Value in the Fixed Account on the Payout Start Date to fixed income payments. If you wish to apply any portion of your Fixed Account balance to provide variable income payments, you should plan ahead and transfer that amount to the Variable Sub-Accounts prior to the Payout Start Date. If you do not tell us how to allocate your Contract Value among fixed and variable income payments, we will apply your Contract Value in the Variable Account to variable income payments and your Contract Value in the Fixed Account to fixed income payments.

We will apply your Contract Value, less applicable taxes, to your Income Plan on the Payout Start Date. We can make income payments in monthly, quarterly, semi-annual or annual installments, as you select. If the Contract Owner has not made any purchase payments for at least 2 years preceding the Payout Start Date, and the Contract Value is less than $2,000, or not enough to provide an initial payment of at least $20, and state law permits, we may:

      o terminate the Contract and pay you the Contract value, less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

      o reduce the frequency of your payments so that each payment will be at least $20.


VARIABLE INCOME PAYMENTS

The amount of your variable income payments depends upon the investment results of the Variable Sub-Accounts you select, the premium taxes you pay, the age and sex of the Annuitant, and the Income Plan you choose. We guarantee that the payments will not be affected by (a) actual mortality experience and
(b) the amount of our administration expenses.

We cannot predict the total amount of your variable income payments. Your variable income payments may be more or less than your total purchase payments because (a) variable income payments vary with the investment results of the underlying Funds; and (b) the Annuitant could live longer or shorter than we expect based on the tables we use.

In calculating the amount of the periodic payments in the annuity tables in the Contract, we assumed an annual investment rate of 3%. (We reserve the right to offer other assumed investment rates.) If the actual net investment return of the Variable Sub-Accounts you choose is less than this assumed investment rate, then the dollar amount of your variable income payments will decrease. The dollar amount of your variable income payments will increase, however, if the actual net investment return exceeds the assumed investment rate. The dollar amount of the variable income payments stays level if the net investment return equals the assumed investment rate. Please refer to the Statement of Additional Information for more detailed information as to how we determine variable income payments.

FIXED INCOME PAYMENTS

We guarantee income payment amounts derived from any Fixed Account Option for the duration of the Income Plan. We calculate the fixed income payments by:

      1)    deducting any applicable premium tax; and

      2)    applying  the   resulting   amount  to  the  greater  of  (a)  the
            appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.

We may defer making fixed income payments for a period of up to 6 months or whatever shorter time state law may require. If we defer payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.


RETIREMENT INCOME GUARANTEE RIDERS

For owners up to and including age 75, you have the option to add to your Contract one of two Retirement Income Guarantee Riders (RIDER 1 or RIDER 2). Each Rider guarantees a minimum dollar amount (we call the "GUARANTEED INCOME BENEFIT") to be applied to an Income Plan. You may elect this benefit up to the your latest Payout Start Date. The Riders may not be available in all states.

ELIGIBILITY. To qualify for this benefit, you must meet the following conditions as of the Payout Start Date:

      o You must elect a Payout Start Date that is on or after the 10th anniversary of the date we issued the Rider (the "RIDER DATE");

      o The Payout Start Date must occur during the 30 day period following a Contract Anniversary;

      o     You must elect to receive fixed income payments; and

      o The Income Plan you have selected must provide for payments guaranteed for either a single life or joint lives with a specified period of at least:

            o 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or

            o 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.

RETIREMENT INCOME GUARANTEE RIDER 1. This Rider guarantees that the amount you apply to an Income Plan will not be less than the total of your purchase payments including any Credit Enhancements (Putnam Allstate Advisor Plus Contracts only) less any withdrawals and any applicable taxes.

The current charge for this Rider, on an annual basis, is 0.05% multiplied by the Income Base in effect on each Contract Anniversary. We deduct the fee only from your assets in the Variable Sub-Account(s). In the case of a full withdrawal of the Contract Value on any date other than the Contract Anniversary, we will deduct from the amount paid upon withdrawal a Rider fee equal to 0.05% multiplied by the Income Base immediately prior to the withdrawal pro rated to reflect the number of days the Rider was in effect during the current Contract Year.

We calculate the Income Base that we use to determine the value of the guaranteed income benefit as follows:

      1)    On the Rider Date, the Income Base is equal to the Contract Value.

      2) After the Rider Date, we recalculate the Income Base when a purchase payment or withdrawal is made as follows:

                  (a) For purchase payments, the Income Base is equal to the most recently calculated Income Base plus the purchase payment (and any Credit Enhancement in the case of Putnam Allstate Advisor Plus Contracts).

                  (b) For withdrawals, the Income Base is equal to the most recently calculated Income Base reduced by a withdrawal adjustment, described below.

In the absence of any withdrawals or purchase payments, the Income Base will be equal to the Contract Value as of the Rider Date.

The withdrawal adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

      1)    = withdrawal amount,
      2)    = the Contract Value immediately prior to the withdrawal, and
      3)    = the most recently calculated Income Base.

See Appendix B for an example of how the withdrawal adjustment applies.

The guaranteed income benefit amount is determined by applying the Income Base, less any applicable taxes, to the guaranteed rates for the Income Plan that you select. On the Payout Start Date, the income payment will be the greater of (i) the income payment produced by the guaranteed income benefit and (ii) the income payment provided in the fixed amount income payment provision of the Contract.

RETIREMENT INCOME GUARANTEE RIDER 2. This Rider guarantees that the amount you apply to an Income Plan will not be less than the greater of Income Base A or Income Base B described below.

The current annual charge for this Rider is 0.30% multiplied by the Income Base in effect on each Contract Anniversary. We deduct the fee only from the Variable Sub-Account(s). In the case of a full withdrawal of the Contract Value on any date other than the Contract Anniversary, we will deduct from the amount paid upon withdrawal a Rider fee equal to 0.30% multiplied by the Income Base immediately prior to the withdrawal pro rated to reflect the number of days the Rider was in effect during the current Contract Year.

The Income Base is the greater of Income Base A and Income Base B. We determine each Income Base as follows:

      INCOME BASE A. On the Rider Date, Income Base A is equal to the Contract Value. After the Rider Date, we recalculate Income Base A as follows on the Contract Anniversary and when a purchase payment or withdrawal is made:

      1) For purchase payments, Income Base A is equal to the most recently calculated Income Base plus the purchase payment (and any Credit Enhancement in the case of Putnam Allstate Advisor Plus Contracts).

      2) For withdrawals, Income Base A is equal to the most recently calculated Income Base reduced by a withdrawal adjustment.

      3) On each Contract Anniversary, Income Base A is equal to the greater of the Contract Value on that date or the most recently calculated Income Base A.

In the absence of any withdrawals or purchase payments, Income Base A will be equal to the greatest Contract Value as of the Rider Date and all Contract Anniversary Contract Values between the Rider Date and the Payout Start Date. We will recalculate Income Base A for purchase payments, for withdrawals and on Contract Anniversaries until the first Contract Anniversary after the 85th birthday of the oldest Contract Owner or, if no Contract Owner is a living individual, the oldest Annuitant. After that date, we will recalculate Income Base A for purchase payments and withdrawals.

      INCOME BASE B. On the Rider Date, Income Base B is equal to the Contract Value. After the Rider Date, Income Base B, plus any subsequent purchase payments (and any Credit Enhancement in the case of Putnam Allstate Advisor Plus Contracts) and less a withdrawal adjustment for any subsequent withdrawals, will accumulate daily at a rate equal to 6% per year until the first day of the month following the oldest Contract Owner's or, if the Contract Owner is not a living individual, the Annuitant's 85th birthday.

For purposes of computing Income Base A or B, the withdrawal adjustment is equal to (1) divided by (2), with the result multiplied by (3), where:

      1)    = withdrawal amount,
      2)    = the Contract Value immediately prior to the withdrawal, and
      3)    = the most recently calculated Income Base.

See Appendix B for an example of how the withdrawal adjustment applies.

We determine the guaranteed income benefit amount by applying the Income Base, less any applicable taxes, to the guaranteed rates for the Income Plan that you select. On the Payout Start Date, the income payment will be the greater of (i) the income payment provided by the guaranteed income benefit or (ii) the income payment provided in the fixed amount income payment provision of the Contract.


CERTAIN EMPLOYEE BENEFIT PLANS

The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex to the extent permitted by applicable law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women.
Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.

 DEATH BENEFITS
 -----------------------------------------------------------------------------


We will pay a death benefit if, prior to the Payout Start Date:

      1)    any Contract Owner dies, or
      2)    the Annuitant dies.

We will pay the death benefit to the new Contract Owner as determined immediately after the death. The new Contract Owner would be a surviving Contract Owner or, if none, the Beneficiary. In the case of the death of the Annuitant, we will pay the death benefit to the current Contract Owner.


DEATH BENEFIT AMOUNT

Prior to the Payout Start Date, the death benefit is equal to the greatest of the following death benefit alternatives:

      1) the Contract Value as of the date we determine the death benefit, or

      2) the sum of all purchase payments (and Credit Enhancements in the case of Putnam Allstate Advisor Plus Contracts), less withdrawals, or

      3) the most recent MAXIMUM ANNIVERSARY VALUE prior to the date we determine the death benefit (see "Maximum Anniversary Value" below).

We will determine the value of the death benefit as of the end of the Valuation Date on which we receive a complete request for payment of the death benefit. If we receive a request after 3 p.m. Central Time on a Valuation
Date,  we will  process the request as of the end of the  following  Valuation
Date. A request for payment of the death benefit must include DUE PROOF OF DEATH. We will accept the following documentation as "Due Proof of Death":

      o     a certified copy of a death certificate,
      o a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or
      o     other documentation as we may accept in our sole discretion.

MAXIMUM ANNIVERSARY VALUE. On the Issue Date, the Maximum Anniversary Value is equal to the initial purchase payment (including Credit Enhancement in the case of Putnam Allstate Advisor Plus Contracts). After the Issue Date, we recalculate the Maximum Anniversary Value when a purchase payment or withdrawal is made or on a Contract Anniversary as follows:

      1) For purchase payments, the Maximum Anniversary Value is equal to the most recently calculated Maximum Anniversary Value plus the purchase payment (including Credit Enhancement in the case of Putnam Allstate Advisor Plus Contracts).

      2) For withdrawals, the Maximum Anniversary Value is equal to the most recently calculated Maximum Anniversary Value reduced by a withdrawal adjustment, as defined below.

      3) On each Contract Anniversary, the Maximum Anniversary Value is equal to the greater of the Contract Value or the most recently calculated Maximum Anniversary Value.

In  the  absence  of  any  withdrawals  or  purchase  payments,   the  Maximum
Anniversary Value will be the greatest of all anniversary Contract Values on or prior to the date we calculate the death benefit.

We will recalculate the Maximum Anniversary Value until the first Contract Anniversary after the 80th birthday of the oldest Contract Owner or, if no Contract Owner is a living individual, the Annuitant. After that date, we will recalculate the Maximum Anniversary Value only for purchase payments and withdrawals. The Maximum Anniversary Value will never be greater than the maximum death benefit allowed by any applicable state non-forfeiture laws.

WITHDRAWAL  ADJUSTMENT.  The withdrawal  adjustment is equal to (a) divided by
(b), with the result multiplied by (c), where:

      (a)   = the withdrawal amount,

      (b)   = the Contract Value immediately prior to the withdrawal, and

      (c)   =  the  value  of  the   applicable   death  benefit   alternative
            immediately prior to the withdrawal.

See Appendix A for an example of a withdrawal adjustment.


ENHANCED BENEFICIARY PROTECTION OPTION

For Contract Owners up to and including age 75, the Enhanced Beneficiary Protection Option is an optional benefit that you may elect. If you elect the Option, the death benefit will be the greater of the death benefit alternatives (1) through (3) listed above, or (4) the Enhanced Beneficiary Protection Option. The Enhanced Beneficiary Protection Option may not be available in all states.

We will issue a rider to your Contract if you elect the Option. The Enhanced Beneficiary Protection Option on the date we issue the Contract rider ("RIDER DATE") is equal to the Contract Value on that date. After the Rider Date, the Enhanced Beneficiary Protection Option, plus any subsequent payments (including Credit Enhancements in the case of Putnam Allstate Advisor Plus Contracts) and less a withdrawal adjustment (computed as described above), will accumulate daily at the rate of 5% per year until the earlier of:

      1)    the date we determine the death benefit, or

      2) the first Contract Anniversary following the 80th birthday of the oldest Contract Owner or, if no Contract Owner is a living individual, the 80th birthday of the oldest Annuitant.

We will determine the death benefit under the Enhanced Beneficiary Protection Option in the same manner as described under "Death Benefit Amount."


DEATH BENEFIT PAYMENTS

DEATH OF CONTRACT OWNER. Within 180 days of the date of your death, the new Contract Owner may elect to:

      1)    receive the death benefit in a lump sum, or

      2) apply an amount equal to the death benefit to one of the available Income Plans described above. The Payout Start Date must be within one year of the date of your death. Income payments must be:

            (a)   over the life of the new Contract Owner,

            (b) for a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Contract Owner, or

            (c) over the life of new Contract Owner with a guaranteed number of payments from 5 to 30 years but not to exceed the life expectancy of the new Contract Owner.

Otherwise, the new Contract Owner will receive the SETTLEMENT VALUE. The "Settlement Value" is the Contract Value, less any applicable withdrawal charge, premium tax and, in the case of Putnam Allstate Advisor Contracts, contract maintenance charge. The new Contract Owner may make a single withdrawal of any amount within one year of the date of death without incurring a withdrawal charge. We will calculate the Settlement Value as of the end of the Valuation Date coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of your death, whichever is earlier. If we receive a request after 3 p.m. Central Time on a Valuation Date, we will process the request as of the end of the following Valuation Date. We are currently waiving the 180 day limit, but we reserve the right to enforce the limitation in the future.

In any event, the entire value of the Contract must be distributed within 5 years after the date of death unless an Income Plan is elected or a surviving spouse continues the Contract in accordance with the provisions described below.

If the new Contract Owner is your spouse, then he or she may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. On the date the Contract is continued, the Contract Value will equal the amount of the death benefit as determined as of the Valuation Date on which we received Due Proof of Death (the next Valuation Date if we receive Due Proof of Death after 3 p.m. Central Time). The Contract may only be continued once. If the surviving spouse continues the Contract in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within 1 year of the date of death without incurring a withdrawal charge. Prior to the Payout Start Date, the death benefit of the continued Contract will be the greater of:

o the sum of all purchase payments (including Credit Enhancements in the case of Putnam Allstate Advisor Plus Contracts) less any withdrawals; or
o     the Contract Value on the date we determine the death benefit; or
o the Maximum Anniversary Value as defined in the "Death Benefit Amount" section, with the following changes:
      o     "Issue Date" is replaced by the date the Contract is continued,
      o "initial purchase payment" (`including Credit Enhancement' in the case of Putnam Allstate Advisor Plus Contracts) is replaced with the death benefit as described at the end of the Valuation Period during which we received Due Proof of Death.

For Contracts with the optional Enhanced Beneficiary Protection Option:

o the Enhanced Beneficiary Protection value as defined in the Rider, with the following changes:

      o     "Rider Date" is replaced by the date the Contract is continued,
      o "Contract Value" is replaced with the death benefit as described at the end of the Valuation Period during which we received Due Proof of Death.

If the new Contract Owner is a corporation, trust, or other non-natural person, then the new Contract Owner may elect, within 180 days of your death, to receive the death benefit in a lump sum or may elect to receive the Settlement Value in a lump sum within 5 years of death. We are currently waiving the 180 day limit, but we reserve the right to enforce the limitation in the future.

DEATH OF ANNUITANT. If the Annuitant who is not also the Contract Owner dies prior to the Payout Start Date, the Contract Owner must elect one of the applicable options described below.

If the Contract Owner is a natural person, the Contract Owner may elect to continue the Contract as if the death had not occurred, or, if we receive Due Proof of Death within 180 days of the date of the Annuitant's death, the Contract Owner may choose to:

      1)    receive the death benefit in a lump sum; or

      2) apply the death benefit to an Income Plan that must begin within 1 year of the date of death.

If the Contract Owner elects to continue the Contract or to apply the death benefit to an Income Plan, the new Annuitant will be the youngest Contract Owner, unless the Contract Owner names a different Annuitant.

If the Contract Owner is a non-natural person, the non-natural Contract Owner may elect, within 180 days of the Annuitant's date of death, to receive the death benefit in a lump sum or may elect to receive the Settlement Value payable in a lump sum within 5 years of the Annuitant's date of death. If the non-natural Contract Owner does not make one of the above described elections, the Settlement Value must be withdrawn by the non-natural Contract Owner on or before the mandatory distribution date 5 years after the Annuitant's death. We are currently waiving the 180 day limit, but we reserve the right to enforce the limitation in the future.

 MORE INFORMATION
 -----------------------------------------------------------------------------


ALLSTATE

Allstate is the issuer of the Contract. Allstate is an Illinois stock life insurance company organized in 1957.

Allstate is licensed to operate in the District of Columbia, Puerto Rico, and all states except New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3100 Sanders Road, Northbrook, Illinois, 60062.

Allstate is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company incorporated under the laws of Illinois. All of the outstanding capital stock of Allstate Insurance Company is owned by The Allstate Corporation.

Several independent rating agencies regularly evaluate life insurers' claims-paying ability, quality of investments, and overall stability. A.M. Best Company assigns A+ (Superior) to Allstate. Standard & Poor's Insurance Rating Services assigns an AA+ (Very Strong) financial strength rating and Moody's assigns an Aa2 (Excellent) financial strength rating to Allstate. These ratings do not reflect the investment performance of the Variable Account. We may from time to time advertise these ratings in our sales literature.


VARIABLE ACCOUNT

Allstate established the Allstate Life Insurance Company Separate Account A on January 27, 1999. We have registered the Variable Account with the SEC as a unit investment trust. The SEC does not supervise the management of the Variable Account or Allstate.

We own the assets of the Variable Account. The Variable Account is a segregated asset account under Illinois law. That means we account for the Variable Account's income, gains and losses separately from the results of our other operations. It also means that only the assets of the Variable Account that are in excess of the reserves and other Contract liabilities with respect to the Variable Account are subject to liabilities relating to our other operations. Our obligations arising under the Contracts are general corporate obligations of Allstate.

The Variable Account consists of 24 Variable Sub-Accounts, each of which invests in a corresponding Fund. We may add new Variable Sub-Accounts or eliminate one or more of them, if we believe marketing, tax, or investment conditions so warrant. We do not guarantee the investment performance of the Variable Account, its Sub-Accounts or the Funds. We may use the Variable Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Variable Account.


THE FUNDS

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS. We automatically reinvest all dividends and capital gains distributions from the Funds in shares of the distributing Funds at their net asset value.

VOTING PRIVILEGES. As a general matter, you do not have a direct right to vote the shares of the Funds held by the Variable Sub-Accounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. Based on our present view of the law, we will vote the shares of the Funds that we hold directly or indirectly through the Variable Account in accordance with instructions that we receive from Contract Owners entitled to give such instructions.

As a general rule, before the Payout Start Date, the Contract Owner or anyone with a voting interest is the person entitled to give voting instructions. The number of shares that a person has a right to instruct will be determined by dividing the Contract Value allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Fund as of the record date of the meeting. After the Payout Start Date the person receiving income payments has the voting interest. The payee's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable Sub-Account by the net asset value per share of the corresponding Fund. The votes decrease as income payments are made and as the reserves for the Contract decrease.

We will vote shares attributable to Contracts for which we have not received instructions, as well as shares attributable to us, in the same proportion as we vote shares for which we have received instructions, unless we determine that we may vote such shares in our own discretion. We will apply voting instructions to abstain on any item to be voted upon on a pro-rata basis to reduce the votes eligible to be cast.

We reserve the right to vote Fund shares as we see fit without regard to voting instructions to the extent permitted by law. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report we send to you.

CHANGES IN FUNDS. If the shares of any of the Funds are no longer available for investment by the Variable Account or if, in our judgment, further investment in such shares is no longer desirable in view of the purposes of the Contract, we may eliminate that Fund and substitute shares of another eligible investment fund. Any substitution of securities will comply with the requirements of the Investment Company Act of 1940. We also may add new Variable Sub-Accounts that invest in additional mutual funds. We will notify you in advance of any change.

CONFLICTS OF INTEREST. The Funds sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Fund. The board of directors of the Funds monitors for possible conflicts among separate accounts buying shares of the Funds. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, the Funds' board of directors may require a separate account to withdraw its participation in a Fund. A Fund's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.


THE CONTRACT

DISTRIBUTION. Allstate Life Financial Services Inc. ("ALFS"), located at 3100 Sanders Road, Northbrook, IL 60062-7154, will serve as principal underwriter of the Contracts until May 1, 2000. ALFS is a wholly owned subsidiary of Allstate. Beginning May 1, 2000, Allstate Distributors, L.L.C. ("Allstate Distributors"), a broker-dealer jointly owned by Allstate and Putnam Investments, will serve as principal underwriter of the Contracts. ALFS and Allstate Distributors are each a registered broker dealer under the Securities and Exchange Act of 1934, as amended, ("Exchange Act") and a member of the National Association of Securities Dealers, Inc. Contracts are sold by registered representatives of unaffiliated broker-dealers or bank employees who are licensed insurance agents appointed by Allstate, either individually or through an incorporated insurance agency and have entered into a selling agreement with ALFS (until May 1, 2000) or Allstate Distributors (beginning May 1, 2000) to sell the Contract.

We will pay commissions to broker-dealers who sell the Contracts. Commissions paid may vary, but we estimate that the total commission paid on all Contract sales will not exceed 6% of all purchase payments. From time to time, we may pay or permit other promotional incentives, in cash or credit or other compensation. The commission is intended to cover distribution expenses. In some states, Contracts may be sold by representatives or employees of banks that may be acting as broker-dealers without separate registration under the Exchange Act, pursuant to legal and regulatory exceptions.

Allstate may pay Allstate Distributors a commission for distribution of the Contracts. The underwriting agreement with Allstate Distributors provides that we will reimburse Allstate Distributors for expenses incurred in distributing the Contracts, including any liability to Contract Owners arising out of services rendered or Contracts issued.

For Putnam Allstate Advisor Contracts issued to employees of Allstate and certain other eligible organizations, and in lieu of Allstate paying any commissions on sales of those Contracts, the Contract Owner will receive a credit of 6% of the amount of each purchase payment that will be applied to each purchase payment. Allstate will allocate this credit in the same allocation as your most recent instruction. If you exercise your Right to Cancel your Contract as described in this prospectus, we will return to you the amount you would have received had there been no credit. Unless we are required by law to return your purchase payments, this amount also will include any charges deducted that reduced your Contract Value prior to cancellation, plus any investment gain on the credit. The credit may not be available in all states. We do not consider the credit to be an "investment in the contract" for income tax purposes.

ADMINISTRATION. We have primary responsibility for all administration of the Contracts and the Variable Account.

We provide the following administrative services, among others:

      o     issuance of the Contracts;
      o     maintenance of Contract Owner records;
      o     Contract Owner services;
      o     calculation of unit values;
      o     maintenance of the Variable Account; and
      o     preparation of Contract Owner reports.

We will send you Contract statements and transaction confirmations at least annually. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we will make the adjustment as of the date that we receive notice of the potential error.

We will also provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.


QUALIFIED PLANS

If you use the Contract with a qualified plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other
Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information.


LEGAL MATTERS

Freedman, Levy, Kroll & Simonds, Washington, D.C., has advised Allstate on certain federal securities law matters. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and Allstate's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of Allstate.

 TAXES
 -----------------------------------------------------------------------------


THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. ALLSTATE MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

      1) the owner is a natural person,
      2) the investments of the Variable Account are "adequately diversified" according to Treasury Department regulations, and
      3) Allstate is considered the owner of the Variable Account assets for federal income tax purposes.

NON-NATURAL OWNERS. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. Please see the Statement of Additional Information for a discussion of several exceptions to the general rule for contracts owned by non-natural persons.

DIVERSIFICATION REQUIREMENTS. For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Variable Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the owner during the taxable year. Although Allstate does not have control over the Funds or their investments, we expect the Funds to meet the diversification requirements.

OWNERSHIP TREATMENT. The IRS has stated that you will be considered the owner of Variable Account assets if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of the Variable Account investments may cause an investor to be treated as the owner of the Variable Account. The Treasury Department also stated that future guidance would be issued regarding the extent that Owners could direct sub-account investments without being treated as Owners of the underlying assets of the separate account.

Your rights under the Contract are different than those described by the IRS in rulings in which it found that contract Owners were not Owners of separate account assets. For example, you have the choice to allocate premiums and Contract Values among more investment alternatives. Also, you may be able to transfer among investment alternatives more frequently than in such rulings. These differences could result in you being treated as the owner of the Variable Account. If this occurs, income and gain from the Variable Account assets would be includible in your gross income. Allstate does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your Contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Variable Account. However, we make no guarantee that such modification to the Contract will be successful.

TAXATION OF PARTIAL AND FULL WITHDRAWALS. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a partial withdrawal under a Qualified Contract, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the Contract Value, is excluded from your income. If you make a full withdrawal under a non-Qualified Contract or a Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.

"Nonqualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. "Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

      o     made on or after the date the individual attains age 59 1/2,
      o     made to a beneficiary after the Contract Owner's death,
      o     attributable to the Contract Owner being disabled, or
      o for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Except for certain Qualified Contracts, any amount you receive as a loan under a Contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is treated as a withdrawal of such amount or portion.

TAXATION OF ANNUITY PAYMENTS. Generally, the rule for income taxation of annuity payments received from a nonqualified contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.

TAXATION OF ANNUITY DEATH BENEFITS. Death of a Contract Owner, or death of the Annuitant if the Contract is owned by a non-natural person, will cause a distribution of death benefits from a Contract. Generally, such amounts are included in income as follows:

      1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or
      2) if distributed under an Income Plan, the amounts are taxed in the same manner as an income payment. Please see the Statement of Additional Information for more detail on distribution at death requirements.

PENALTY TAX ON PREMATURE DISTRIBUTIONS. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

      1)    made on or after the date the Contract Owner attains age 59 1/2,
      2)    made as a result of the Contract Owner's death or disability,
      3) made in substantially equal periodic payments over the Contract Owner's life or life expectancy,
      4)    made under an immediate annuity, or
      5)    attributable to investment in the Contract before August 14, 1982.

You should consult a competent tax advisor to determine if any other exceptions to the penalty apply to your situation. Similar exceptions may apply to distributions from Qualified Contracts.

AGGREGATION OF ANNUITY CONTRACTS. All non-qualified deferred annuity contracts issued by Allstate (or its affiliates) to the same Contract Owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

TAX QUALIFIED CONTRACTS

Contracts may be used as investments with certain qualified plans such as:

o Individual Retirement Annuities or Accounts (IRAs) under Section 408 of the Code;

      o     Roth IRAs under Section 408A of the Code;
      o     Simplified  Employee  Pension  Plans under  Section  408(k) of the
            Code;
      o     Savings  Incentive Match Plans for Employees  (SIMPLE) Plans under
            Section 408(p) of the Code;
      o     Tax Sheltered Annuities under Section 403(b) of the Code;
      o     Corporate and Self Employed Pension and Profit Sharing Plans; and
      o State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.

In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract. The income on qualified plan and IRA investments is tax deferred and variable annuities held by such plans do not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity in a qualified plan or IRA. Allstate reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above.

RESTRICTIONS UNDER SECTION 403(B) PLANS. Section 403(b) of the Tax Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

      o     attains age 59 1/2,
      o     separates from service,
      o     dies,
      o     becomes disabled, or
      o on account of hardship (earnings on salary reduction contributions may not be distributed on the account of hardship).

These limitations do not apply to withdrawals where Allstate is directed to transfer some or all of the contract value to another 403(b) plan.

INCOME TAX WITHHOLDING

Allstate is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Qualified Contracts, excluding IRAs, with the exception of:

      (1)   required minimum distributions, or
      (2) a series of substantially equal periodic payments made over a period of at least 10 years, or,
      (3)   over the life (joint lives) of the participant (and beneficiary).

Allstate may be required to withhold federal and state income taxes on any distributions from non-Qualified Contracts or Qualified Contracts that are not eligible rollover distributions, unless you notify us of your election to not have taxes withheld.

 PERFORMANCE INFORMATION
 -----------------------------------------------------------------------------


We may advertise the performance of the Variable Sub-Accounts, including yield and total return information. Total return represents the change, over a specified period of time, in the value of an investment in a Variable Sub-Account after reinvesting all income distributions. Yield refers to the income generated by an investment in a Variable Sub-Account over a specified period. All performance advertisements will include, as applicable, standardized yield and total return figures that reflect the deduction of insurance charges and withdrawal charge, as well as contract maintenance charge (in the case of Putnam Allstate Advisor Contracts), the Credit Enhancement (in the case of the Putnam Allstate Advisor Plus Contracts), and sales charge (in the case of Putnam Allstate Advisor Plus Contracts). Performance advertisements also may include total return figures that reflect the deduction of insurance charges, but not withdrawal charges. The deduction of such charges would reduce the performance shown. In addition, performance advertisements may include aggregate, average, year-by-year, or other types of total return figures.

Performance information for periods prior to the inception date of the Variable Sub-Accounts will be based on the historical performance of the corresponding Funds for the periods beginning with the inception dates of the Funds and adjusted to reflect current Contract expenses. You should not interpret these figures to reflect actual historical performance of the Variable Account.

We may include in advertising and sales materials tax deferred compounding charts and other hypothetical illustrations that compare currently taxable and tax deferred investment programs based on selected tax brackets. Our advertisements also may compare the performance of our Variable Sub-Accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or (b) other management investment companies with investment objectives similar to the underlying funds being compared. In addition, our advertisements may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.

                      STATEMENT OF ADDITIONAL INFORMATION
                               TABLE OF CONTENTS


                                                                                               PAGE
ADDITIONS, DELETIONS, OR SUBSTITUTIONS OF INVESTMENTS......................................
THE CONTRACT...............................................................................
PERFORMANCE INFORMATION....................................................................
CALCULATION OF ACCUMULATION UNIT VALUES....................................................
CALCULATION OF VARIABLE INCOME PAYMENTS....................................................
GENERAL MATTERS............................................................................
FEDERAL TAX MATTERS........................................................................
QUALIFIED PLANS............................................................................
EXPERTS....................................................................................
FINANCIAL STATEMENTS.......................................................................
APPENDIX A.................................................................................
APPENDIX B.................................................................................
APPENDIX C.................................................................................
APPENDIX D.................................................................................


                -----------------------------------------------


THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. WE DO NOT AUTHORIZE ANYONE TO PROVIDE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS CONTAINED IN THIS PROSPECTUS.

                                  APPENDIX A

                WITHDRAWAL ADJUSTMENT EXAMPLE - DEATH BENEFITS*



ISSUE DATE:                    January 1, 2000
INITIAL PURCHASE PAYMENT:      $50,000


 ---------------------------------------------------------------------------------------------------------------------------------
                                                                                          DEATH BENEFIT AMOUNT
                                                                ------------------------------------------------------------------
                                                   CONTRACT     PURCHASE PAYMENT VALUE                  ENHANCED BENEFICIARY VALUE
              TYPE      BEGINNING                   VALUE       -----------------------     MAXIMUM     --------------------------
               OF       CONTRACT    TRANSACTION     AFTER       ADVISOR,    PLUS          ANNIVERSARY   ADVISOR,     PLUS
 DATE      OCCURRENCE    VALUE        AMOUNT      OCCURRENCE     A AND L                     VALUE      A AND L
 ---------------------------------------------------------------------------------------------------------------------------------
           Contract
 1/1/01   Anniversary   $55,000                   $55,000       $50,000    $52,000          $55,000     $52,500      $54,600
            Partial
 7/1/01    Withdrawal   $60,000     $15,000       $45,000       $35,000    $37,000          $41,250     $40,347      $41,961
 ---------------------------------------------------------------------------------------------------------------------------------

The Purchase Payment Value is reduced by the amount of the withdrawal. The withdrawal adjustment reduces the Maximum Anniversary Value and Enhanced Beneficiary Value by the same proportion as the Contract Value.


                                                                                                      ADVISOR,      PLUS
                                                                                                      A AND L
PURCHASE PAYMENT VALUE DEATH BENEFIT
Partial Withdrawal Amount                                                                 (w)        $15,000      $15,000
Value of Death Benefit Amount Immediately Prior to Partial Withdrawal                     (d)        $50,000      $52,000
Adjusted Death Benefit                                                                               $35,000      $37,000

MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT
Partial Withdrawal Amount                                                                 (w)        $15,000      $15,000
Contract Value Immediately Prior to Partial Withdrawal                                    (a)        $60,000      $60,000
Value of Death Benefit Amount Immediately Prior to Partial Withdrawal                     (d)        $55,000      $55,000
Withdrawal Adjustment                                                                [(w)/(a)]*(d)   $13,750      $13,750
Adjusted Death Benefit                                                                               $41,250      $41,250

ENHANCED BENEFICIARY PROTECTION VALUE DEATH BENEFIT
Partial Withdrawal Amount                                                                 (w)        $15,000      $15,000
Contract Value Immediately Prior to Partial Withdrawal                                    (a)        $60,000      $60,000
Value of Death Benefit Amount Immediately Prior to Partial Withdrawal                     (d)        $53,796      $55,948
(assumes half years worth of Interest)
Withdrawal Adjustment                                                                [(w)/(a)]*(d)   $13,449      $13,987
Adjusted Death Benefit                                                                               $40,347      $41,961

The "Plus" product assumes a 4.0% Credit Enhancement is added to the initial purchase payment

For purposes of illustrating the withdrawal adjustment calculation, the example assumes the same Contract Values and Maximum Anniversary Value for all four Contracts. However, actual performance will be affected by the different fees and charges under each Contract.

                                  APPENDIX B

                WITHDRAWAL ADJUSTMENT EXAMPLE - INCOME BENEFITS


ISSUE DATE:                    January 1, 2000
INITIAL PURCHASE PAYMENT:      $50,000


 ---------------------------------------------------------------------------------------------------------------------------------
                                                                                          DEATH BENEFIT AMOUNT
                                                                ------------------------------------------------------------------
                                                   CONTRACT     PURCHASE PAYMENT VALUE                  ENHANCED BENEFICIARY VALUE
              TYPE      BEGINNING                   VALUE       -----------------------     MAXIMUM     --------------------------
               OF       CONTRACT    TRANSACTION     AFTER       ADVISOR,    PLUS          ANNIVERSARY   ADVISOR,     PLUS
 DATE      OCCURRENCE    VALUE        AMOUNT      OCCURRENCE     A AND L                     VALUE      A AND L
 ---------------------------------------------------------------------------------------------------------------------------------
           Contract
 1/1/01   Anniversary   $55,000                   $55,000       $50,000    $52,000          $55,000     $53,000      $55,120
            Partial
 7/1/01    Withdrawal   $60,000     $15,000       $45,000       $37,500    $39,000          $41,250     $40,925      $42,562
 ---------------------------------------------------------------------------------------------------------------------------------


The withdrawal adjustment reduces the Purchase Payment Value, the Maximum Anniversary Value and the 6% Roll-Up Value by the same proportion as the Contract Value.


                                                                                                      ADVISOR,      PLUS
                                                                                                      A AND L
PURCHASE PAYMENT VALUE INCOME BENEFIT
Partial Withdrawal Amount                                                               (w)          $15,000      $15,000
Contract Value Immediately Prior to Partial Withdrawal                                  (a)          $60,000      $60,000
Value of Income Benefit Amount Immediately Prior to Partial Withdrawal                  (i)          $50,000      $52,000
Withdrawal Adjustment                                                                [(w)/(a)]*(i)   $12,500      $13,000
Adjusted Income Benefit                                                                              $37,500      $39,000

MAXIMUM ANNIVERSARY VALUE INCOME BENEFIT
Partial Withdrawal Amount                                                               (w)          $15,000      $15,000
Contract Value Immediately Prior to Partial Withdrawal                                  (a)          $60,000      $60,000
Value of Applicable Income Benefit Amount Immediately Prior to Partial Withdrawal       (i)          $55,000      $55,000
Withdrawal Adjustment                                                                [(w)/(a)]*(i)   $13,750      $13,750
Adjusted Income Benefit                                                                              $41,250      $41,250

6% ROLL-UP VALUE INCOME BENEFIT
Partial Withdrawal Amount                                                               (w)          $15,000      $15,000
Contract Value Immediately Prior to Partial Withdrawal                                  (a)          $60,000      $60,000
Value of Death Benefit Amount Immediately Prior to Partial Withdrawal                   (i)          $54,567      $56,750
(assumes half years worth of interest)
Withdrawal Adjustment                                                                [(w)/(a)]*(i)   $13,642      $14,187
Adjusted Death Benefit                                                                               $40,925      $42,562

The "Plus" product assumes a 4.0% Credit Enhancement is added to the initial purchase payment

For purposes of illustrating the withdrawal adjustment calculation, the example assumes the same Contract Values and Maximum Anniversary Value for all four Contracts. However, actual performance will be affected by the different fees and charges under each Contract.

                                  APPENDIX C

Accumulation Unit Values for the Putnam Allstate Advisor Contracts for the period April 30, 1999 (date Contracts first offered) through December 31, 1999 are set out below:

   ACCUMULATION UNIT VALUES AND NUMBER OF ACCUMULATION UNITS OUTSTANDING FOR
                          EACH VARIABLE SUB-ACCOUNT*

 -------------------------------------------------------------------------------------------------------------
                                                                                 With the Enhanced Beneficiary
   SUB-ACCOUNTS                                               Basic Policy**           Protection Option***
 -------------------------------------------------------------------------------------------------------------
   Asia Pacific Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Diversified Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   The George Putnam Fund of Boston
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Global Asset Allocation
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Global Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Growth and Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Health Sciences
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   High Yield
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   International Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   International Growth and Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   International New Opportunities
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period


                                     C-1


   Investors
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Money Market
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   New Opportunities
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   New Value
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   OTC & Emerging Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Research
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Small Cap Value
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Utilities Growth and Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Vista
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Voyager
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period


* No Accumulation Unit Values are shown for the Putnam VT American Government Income and Growth Opportunities Sub-Accounts, because they were offered as of February 4, 2000.

** The Accumulation Unit Values in this column reflect a mortality and expense risk charge of 1.25%.

*** The Accumulation Unit Values in this column reflect a mortality and expense risk charge of 1.40%.

Accumulation Unit Values for the Putnam Allstate Advisor - A Contracts for the period October __, 1999 (date Contracts first offered) through December 31, 1999 are set out below:

   ACCUMULATION UNIT VALUES AND NUMBER OF ACCUMULATION UNITS OUTSTANDING FOR
                          EACH VARIABLE SUB-ACCOUNT*

 -------------------------------------------------------------------------------------------------------------
                                                                                 With the Enhanced Beneficiary
   SUB-ACCOUNTS                                               Basic Policy**           Protection Option***
 -------------------------------------------------------------------------------------------------------------
   Asia Pacific Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Diversified Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   The George Putnam Fund of Boston
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Global Asset Allocation
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Global Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Growth and Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Health Sciences
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   High Yield
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   International Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   International Growth and Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   International New Opportunities
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period


                                     C-3


   Investors
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Money Market
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   New Opportunities
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   New Value
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   OTC & Emerging Growth
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Research
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Small Cap Value
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Utilities Growth and Income
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Vista
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period
   Voyager
            Accumulation Unit Value, Beginning of Period
            Accumulation Unit Value, End of Period
            Number of Units Outstanding, End of Period

* No Accumulation Unit Values are shown for the Putnam VT American Government Income and Growth Opportunities Sub-Accounts, because they were offered as of February 4, 2000.

** The Accumulation Unit Values in this column reflect a mortality and expense risk charge of 0.80%.

*** The Accumulation Unit Values in this column reflect a mortality and expense risk charge of 0.95%.

                     THE PUTNAM ALLSTATE ADVISOR CONTRACTS


ALLSTATE LIFE INSURANCE COMPANY            STATEMENT OF ADDITIONAL INFORMATION
3100 SANDERS ROAD                                  DATED APRIL 28, 2000
NORTHBROOK, ILLINOIS 60062
1-800-390-1277


This Statement of Additional Information supplements the information in the prospectus for each of the four versions of the Putnam Allstate Advisor Variable Annuity Contract that we offer, namely, the Putnam Allstate Advisor, the Putnam Allstate Advisor-A, the Putnam Allstate Advisor Plus, and the Putnam Allstate Advisor L. For convenience, we use the terms "Contract" and "Contracts" to refer generally to all four versions of the Putnam Allstate Advisor, except as specifically noted. This Statement of Additional Information is not a prospectus. You should read it with the prospectus dated April 28, 2000 for each version of the Contract. You may obtain a prospectus by calling or writing us at the address or telephone number listed above.

Your broker may not offer all four versions of the Contract. Some versions of the Contract are not available in all states. This Statement of Additional Information does not constitute an offer of those Contract versions in such cases.

Except as otherwise noted, this Statement of Additional Information uses the same defined terms as the prospectus for each version of the Putnam Allstate Advisor Variable Annuity Contract that we offer.

                               TABLE OF CONTENTS


DESCRIPTION                                                               PAGE

Additions, Deletions or Substitutions of Investments                       3
The Contract                                                               3
Performance Information                                                    4
Calculation of Accumulation Unit Values                                    6
Calculation of Variable Income Payments                                    7
General Matters                                                            7
Federal Tax Matters                                                        8
Qualified Plans                                                            8
Experts                                                                    10
Financial Statements                                                       F-1
Appendix A                                                                 A-1
Appendix B                                                                 B-1
Appendix C                                                                 C-1
Appendix D                                                                 D-1

ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS


We may add, delete, or substitute the Fund shares held by any Variable Sub-Account to the extent the law permits. We may substitute shares of any Fund with those of another Fund of the same or different mutual fund if the shares of the Fund are no longer available for investment, or if we believe investment in any Fund would become inappropriate in view of the purposes of the Variable Account.

We will not substitute shares attributable to a Contract Owner's interest in a Variable Sub-Account until we have notified the Contract Owner of the change, and until the Securities and Exchange Commission has approved the change, to the extent such notification and approval are required by law. Nothing contained in this Statement of Additional Information shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by Contract Owners.

We also may establish additional Variable Sub-Accounts or series of Variable Sub-Accounts. Each additional Variable Sub-Account would purchase shares in a new Fund of the same or different mutual fund. We may establish new Variable Sub-Accounts when we believe marketing needs or investment conditions warrant. We determine the basis on which we will offer any new Variable Sub-Accounts in conjunction with the Contract to existing Contract Owners. We may eliminate one or more Variable Sub-Accounts if, in our sole discretion, marketing, tax or investment conditions so warrant.

We may, by appropriate endorsement, change the Contract as we believe necessary or appropriate to reflect any substitution or change in the Funds. If we believe the best interests of persons having voting rights under the Contracts would be served, we may operate the Variable Account as a management company under the Investment Company Act of 1940 or we may withdraw its registration under such Act if such registration is no longer required.


THE CONTRACT

The Contract is primarily designed to aid individuals in long-term financial planning. You can use it for retirement planning regardless of whether the retirement plan qualifies for special federal income tax treatment.


PURCHASE OF CONTRACTS

We offer the Contracts to the public through banks as well as brokers licensed under the federal securities laws and state insurance laws. Allstate Life Financial Services, Inc., ("ALFS"), an affiliate of Allstate, will serve as the principal underwriter for the Variable Account and distribute the Contracts until May 1, 2000. Beginning May 1, 2000, Allstate Distributors, L.L.C. ("Allstate Distributors"), a broker-dealer jointly owned by Allstate and Putnam Investments, will serve as the principal underwriter for the Variable Account and distribute the Contracts. The offering of the Contracts is continuous. We do not anticipate discontinuing the offering of the Contracts, but we reserve the right to do so at any time.

TAX-FREE EXCHANGES (1035 EXCHANGES, ROLLOVERS AND TRANSFERS)

We accept purchase payments that are the proceeds of a Contract in a transaction qualifying for a tax-free exchange under Section 1035 of the Internal Revenue Code ("Code"). Except as required by federal law in calculating the basis of the Contract, we do not differentiate between Section 1035 purchase payments and non-Section 1035 purchase payments.

We also accept "rollovers" and transfers from Contracts qualifying as tax-sheltered annuities ("TSAs"), individual retirement annuities or accounts ("IRAs"), or any other Qualified Contract that is eligible to "rollover" into an IRA. We differentiate among non-Qualified Contracts, TSAs, IRAs and other Qualified Contracts to the extent necessary to comply with federal tax laws. For example, we restrict the assignment, transfer, or pledge of TSAs and IRAs so the Contracts will continue to qualify for special tax treatment. A Contract Owner contemplating any such exchange, rollover or transfer of a Contract should contact a competent tax adviser with respect to the potential effects of such a transaction.


PERFORMANCE INFORMATION

From time to time we may advertise the "standardized," "non-standardized," and "adjusted historical" total returns of the Variable Sub-Accounts, as described below. Please remember that past performance is not an estimate or guarantee of future performance and does not necessarily represent the actual experience of amounts invested by a particular Contract Owner.


STANDARDIZED TOTAL RETURNS

A Variable Sub-Account's standardized total return represents the average annual total return of that Sub-Account over a particular period. We compute standardized total return by finding the annual percentage rate that, when compounded annually, will accumulate a hypothetical $1,000 purchase payment to the redeemable value at the end of the one, five or ten year period, or for a period from the date of commencement of the Variable Sub-Account's operations, if shorter than any of the foregoing. We use the following formula prescribed by the SEC for computing standardized total return:


                    1000(1 + T)n  = ERV

where:

T    =      average annual total return

ERV  =      ending redeemable value of a hypothetical $1,000 payment (plus $40 credit thereon for Putnam Allstate Advisor Plus Contracts only) made at the beginning of 1, 5, or 10 year periods or shorter period

n    =      number of years in the period

1000 = hypothetical $1,000 investment (plus $40 credit thereon for Putnam Allstate Advisor Plus Contracts only)

When factoring in the withdrawal charge assessed upon redemption, we exclude the Free Withdrawal Amount (the Free Withdrawal Amount is not applicable with the Putnam Allstate Advisor A and Putnam Allstate Advisor L Contracts), which is the amount you can withdraw from the Contract without paying a withdrawal charge. We also use the withdrawal charge that would apply upon redemption at the end of each period. Thus, for example, when factoring in the withdrawal charge for a one year standardized total return calculation, we would use the withdrawal charge that applies to a withdrawal of a purchase payment made one year prior. For Putnam Allstate Advisor A Contracts, we also assume that the maximum sales charge of 5.75% is deducted from the initial $1,000 payment.

When factoring the contract maintenance charge (only applicable to the Putnam Allstate Advisor Contract), we pro rate the charge by dividing (a) the contract maintenance charge by (b) an assumed contract size of $45,000. We then multiply the resulting percentage by a hypothetical $1,000 investment.

The standardized total returns for the Variable Sub-Accounts, for the periods ended December 31, 1999, for each version of the Contract are set out in Appendices A through D to this Statement of Additional Information. The Putnam Allstate Advisor - A, Putnam Allstate Advisor Plus and Putnam Allstate Advisor
- L Contracts were first offered to the public on October 25, 1999, February 4, 2000 and as of the date of this Statement of Additional Information, respectively. Accordingly, performance shown for periods prior to those dates reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts that would have applied had they been in existence at the time.


NON-STANDARDIZED TOTAL RETURNS

From time to time, we also may quote rates of return that reflect changes in the values of each Variable Sub-Account's accumulation units. We may quote these "non-standardized total returns" on an annualized, cumulative, year-by-year, or other basis. These rates of return take into account asset-based charges, such as the mortality and expense risk charge and administration charge. However, these rates of return do not reflect withdrawal charges (not applicable to Putnam Allstate Advisor A Contracts) and any taxes. Such charges, if reflected, would reduce the performance shown. Non-standardized total returns will not take into account the amount of any applicable Credit Enhancement under the Putnam Allstate Advisor Plus Contracts.

Annualized returns reflect the rate of return that, when compounded annually, would equal the cumulative rate of return for the period shown. We compute annualized returns according to the following formula:

        Annualized Return = (1 + r)1/n -1

        Where:
                    r = cumulative rate of return for the period shown,

            and:
                   n = number of years in the period.

The method of computing annualized rates of return is similar to that for computing standardized performance, described above, except that rather than using a hypothetical $1,000 investment and the ending redeemable value thereof, we use the changes in value of an accumulation unit.

Cumulative rates of return reflect the cumulative change in value of an accumulation unit over the period shown. Year-by-year rates of return reflect the change in value of an accumulation unit during the course of each year shown. We compute these returns by dividing the accumulation unit value at the end of each period shown, by the accumulation unit value at the beginning of that period, and subtracting one. We compute other total returns on a similar basis.

We may quote non-standardized total returns for 1, 3, 5 and 10 year periods, or period since inception of the Variable Sub-Account's operations, as well as other periods, such as "year-to-date" (prior calendar year end to the day stated in the advertisement); "year to most recent quarter" (prior calendar year end to the end of the most recent quarter); the prior calendar year; and the "n" most recent calendar years.

The non-standardized annualized total returns for the Variable Sub-Accounts, for the period ended December 31, 1999, for each of the four versions of the Contract are set out in Appendices A through D to this Statement of Additional Information. The Putnam Allstate Advisor - A, Putnam Allstate Advisor Plus and Putnam Allstate Advisor - L Contracts were first offered to the public on October 25, 1999, February 4, 2000 and as of the date of this Statement of Additional Information, respectively. Accordingly, performance shown for periods prior to those dates reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts that would have applied had they been in existence at the time.


ADJUSTED HISTORICAL TOTAL RETURNS

We may advertise the total return for periods prior to the date that the Variable Sub-Accounts commenced operations. We will calculate such "adjusted historical total returns" using the performance of the underlying Funds and adjusting such performance to reflect the current level of charges that apply to the Variable Sub-Accounts under each version of the Contract.

The adjusted historical total returns for the Variable Sub-Accounts, for the periods ended December 31, 1999, for each version of the Contract are set out in the Appendices A through D to this Statement of Additional Information.


CALCULATION OF ACCUMULATION UNIT VALUES

The value of Accumulation Units will change each Valuation Period according to the investment performance of the Fund shares purchased by each Variable Sub-Account and the deduction of certain expenses and charges. A "Valuation Period" is the period from the end of one Valuation Date and continues to the end of the next Valuation Date. A Valuation Date ends at the close of regular trading on the New York Stock Exchange (currently 3:00 p.m. Central Time).

The Accumulation Unit Value of a Variable Sub-Account for any Valuation Period equals the Accumulation Unit Value as of the immediately preceding Valuation Period, multiplied by the Net Investment Factor (described below) for that Sub-Account for the current Valuation Period.


NET INVESTMENT FACTOR

The Net Investment Factor for a Valuation Period is a number representing the change, since the last Valuation Period, in the value of Variable Sub-Account assets per Accumulation Unit due to investment income, realized or unrealized capital gain or loss, deductions for taxes, if any, and deductions for the mortality and expense risk charge and administrative expense charge. We determine the Net Investment Factor for each Variable Sub-Account for any

Valuation Period by dividing (A) by (B) and subtracting (C) from the result, where:

      (A) is the sum of:

            (1) the net  asset  value  per  share of the Fund  underlying  the
            Variable  Sub-Account   determined  at  the  end  of  the  current
            Valuation Period; plus,

            (2) the per share amount of any dividend or capital gain distributions made by the Fund underlying the Variable Sub-Account during the current Valuation Period;

      (B) is the net asset value per share of the Fund underlying the Variable Sub-Account determined as of the end of the immediately preceding Valuation Period; and

      (C) is the mortality and expense risk charge corresponding to the portion of the current calendar year that is in the current Valuation Period.


CALCULATION OF VARIABLE INCOME PAYMENTS

We calculate the amount of the first variable income payment under an Income Plan by applying the Contract Value allocated to each Variable Sub-Account less any applicable premium tax charge deducted at the time, to the income payment tables in the Contract. We divide the amount of the first variable annuity income payment by the Variable Sub-Account's then current Annuity Unit value to determine the number of annuity units ("Annuity Units") upon which later income payments will be based. To determine income payments after the first, we simply multiply the number of Annuity Units determined in this manner for each Variable Sub-Account by the then current Annuity Unit value ("Annuity Unit Value") for that Variable Sub-Account.


CALCULATION OF ANNUITY UNIT VALUES

Annuity Units in each Variable Sub-Account are valued separately and Annuity Unit Values will depend upon the investment experience of the particular Fund in which the Variable Sub-Account invests. We calculate the Annuity Unit Value for each Variable Sub-Account at the end of any Valuation Period by:

- multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Variable Sub-Account's Net Investment Factor (described in the preceding section) for the Period; and then

- dividing the product by the sum of 1.0 plus the assumed investment rate for the Valuation Period.

The assumed investment rate adjusts for the interest rate assumed in the income payment tables used to determine the dollar amount of the first variable income payment, and is at an effective annual rate which is disclosed in the Contract.

We determine the amount of the first variable income payment paid under an Income Plan using the income payment tables set out in the Contracts. The Contracts include tables that differentiate on the basis of sex, except in states that require the use of unisex tables.

GENERAL MATTERS


INCONTESTABILITY

We will not contest the Contract after we issue it.


SETTLEMENTS

The Contract must be returned to us prior to any settlement. We must receive due proof of the Contract Owner(s) death (or Annuitant's death if there is a non-natural Contract Owner) before we will settle a death claim.


SAFEKEEPING OF THE VARIABLE ACCOUNT'S ASSETS

We hold title to the assets of the Variable Account. We keep the assets physically segregated and separate and apart from our general corporate assets. We maintain records of all purchases and redemptions of the Fund shares held by each of the Variable Sub-Accounts.

The Funds do not issue stock certificates. Therefore, we hold the Variable Account's assets in open account in lieu of stock certificates. See the Funds' prospectuses for a more complete description of the custodian of the Funds.


PREMIUM TAXES

Applicable premium tax rates depend on the Contract Owner's state of residency and the insurance laws and our status in those states where premium taxes are incurred. Premium tax rates may be changed by legislation, administrative interpretations, or judicial acts.


TAX RESERVES

We do not establish capital gains tax reserves for any Variable Sub-Account nor do we deduct charges for tax reserves because we believe that capital gains attributable to the Variable Account will not be taxable. However, we reserve the right to deduct charges to establish tax reserves for potential taxes on realized or unrealized capital gains.


FEDERAL TAX MATTERS

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. WE MAKE NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF ALLSTATE LIFE INSURANCE COMPANY

Allstate is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. Since the Variable Account is not an entity separate from Allstate, and its operations form a part of Allstate, it will not be taxed separately as a "Regulated Investment Company" under Subchapter M of the Code. Investment income and realized capital gains of the Variable Account are automatically applied to increase reserves under the Contract. Under existing federal income tax law, Allstate believes that the Variable Account investment income and capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Contract. Accordingly, Allstate does not anticipate that it will incur any federal income tax liability attributable to the Variable Account, and therefore Allstate does not intend to make provisions for any such taxes. If Allstate is taxed on investment income or capital gains of the Variable Account, then Allstate may impose a charge against the Variable Account in order to make provision for such taxes.


EXCEPTIONS TO THE NON-NATURAL OWNER RULE

There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain Qualified Contracts; (3) Contracts purchased by employers upon the termination of certain qualified plans; (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


IRS REQUIRED DISTRIBUTION AT DEATH RULES

In order to be considered an annuity contract for federal income tax purposes, the Contract must provide: (1) if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner's death; (2) if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Owner's death. These requirements are satisfied if any portion of the Contract Owner's interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Owner's death. If the Contract Owner's designated Beneficiary is the surviving spouse of the Owner, the Contract may be continued with the surviving spouse as the new Contract Owner. If the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will be treated as the death of the Contract Owner.

QUALIFIED PLANS

The Contract may be used with several types of qualified plans. Allstate reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed below. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distribution rules, excess distributions and in other circumstances. Contract Owners and participants under the plan and Annuitants and Beneficiaries under the Contract may be subject to the terms and conditions of the plan regardless of the terms of the Contract.


INDIVIDUAL RETIREMENT ANNUITIES

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity. An IRA generally may not provide life insurance, but it may provide a death benefit that equals the greater of the premiums paid and the Contract's Cash Value. The Contract provides a death benefit that in certain circumstances may exceed the greater of the payments and the Contract Value. It is possible that the death benefit could be viewed as violating the prohibition on investment in life insurance contracts with the result that the Contract would not be viewed as satisfying the requirements of an IRA.


ROTH INDIVIDUAL RETIREMENT ANNUITIES

Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. "Qualified distributions" from Roth Individual Retirement Annuities are not includible in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to the Roth Individual Retirement Annuity, and which are made on or after the date the individual attains age 59 1/2, made to a beneficiary after the owner's death, attributable to the owner being disabled or for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000). "Nonqualified distributions" are treated as made from contributions first and are includible in gross income to the extent such distributions exceed the contributions made to the Roth
Individual   Retirement  Annuity.  The  taxable  portion  of  a  "nonqualified
distribution"   may  be  subject  to  the  10%   penalty   tax  on   premature
distributions. Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The taxable portion of a conversion or rollover distribution is includible in gross income, but is exempted from the 10% penalty tax on premature distributions.


SIMPLIFIED EMPLOYEE PENSION PLANS

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' individual retirement annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to their individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent advice.


SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE PLANS)

Sections 408(p) and 401(k) of the Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's IRA to hold the assets or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to use the Contract in conjunction with SIMPLE plans should seek competent tax and legal advice.


TAX SHELTERED ANNUITIES

Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payments from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship). These limitations do not apply to withdrawals where Allstate is directed to transfer some or all of the Contract Value to another 403(b) plan.


CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended, (commonly referred to as "H.R. 10" or "Keogh") permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.


STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATION DEFERRED COMPENSATION
PLANS

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the Contracts are used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Generally, under the non-natural owner rules, such Contracts are not treated as annuity contracts for federal income tax purposes. Under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan. However, under a Section 457 plan all the compensation deferred under the plan must remain solely the property of the employer, subject only to the claims of the employer's general creditors, until such time as made available to the employee or a beneficiary.

EXPERTS

The financial statements and the related financial statement schedule included in this Statement of Additional Information have been audited by _______________, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


FINANCIAL STATEMENTS

The financial statements of Allstate and the Variable Account and the accompanying Report's of Independent Auditors' appear on the pages that follow. The financial statements of Allstate included herein should be considered only as bearing upon the ability of Allstate to meet its obligations under the Contracts.


                [FINANCIAL STATEMENTS TO BE FILED BY AMENDMENT]

                                  APPENDIX A


                       PUTNAM ALLSTATE ADVISOR CONTRACT


STANDARDIZED TOTAL RETURNS

Set out below are the standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------


(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

NON-STANDARDIZED TOTAL RETURNS

Set out below are the non-standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------


(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

With  the  Enhanced  Beneficiary   Protection  Option  and  Retirement  Income
Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

ADJUSTED HISTORICAL TOTAL RETURNS

Set out below are the adjusted historical total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since the Fund's inception through December 31, 1999.

(Without the Enhanced Beneficiary Protection Option or a Retirement Income Guarantee Rider)

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

* Each of the above Funds (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Diversified Income, Growth and Income, and International Growth Funds, which commenced operations on April 6, 1998, the Putnam VT Research Fund, which commenced operations September 30, 1998, the Putnam VT Small Cap Value Fund, which commenced operations April 30, 1999, and the Putnam VT American Government Fund and Putnam VT Growth Opportunities Fund, which commenced operations on January 31, 2000. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are as follows:

Global Asset Allocation, Growth and Income, Income, High Yield, Money Market, and Voyager commenced operations on February 1, 1988; Global Growth commenced operations on May 1, 1990; Utilities Growth and Income commenced operations on May 1, 1992; Diversified Income commenced operations on September 15, 1993; New Opportunities commenced operations on May 2, 1994; Asia Pacific Growth commenced operations on May 1, 1995; International Growth, International Growth and Income, International New Opportunities, New Value and Vista commenced operations on January 2, 1997; The George Putnam Fund of Boston, Health Sciences, Investors and OTC & Emerging Growth commenced operations on April 30, 1998.

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2 as if those features had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares, adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the preceding table.

(With the Enhanced Beneficiary Protection Option)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option as if that feature had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the first table above.

(With Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for Retirement Income Guarantee Rider 2 as if that feature had been available throughout the periods shown. For purposes of computing the Rider fee, we assumed that Income Base B applied, that there were no additional purchase payments or withdrawals, and that the Contract Issue Date coincided with the inception date of the Fund (Class IA shares).

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares, the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the first table above.

                                  APPENDIX B


                     PUTNAM ALLSTATE ADVISOR - A CONTRACT

Putnam Allstate Advisor - A Contracts were first offered to the public on October 25, 1999. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts that would have applied had they been in existence at the time.


STANDARDIZED TOTAL RETURNS

Set out below are the standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------


(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

NON-STANDARDIZED TOTAL RETURNS

Set out below are the non-standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------


(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

ADJUSTED HISTORICAL TOTAL RETURNS

Set out below are the adjusted historical total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since the Fund's inception through December 31, 1999.

(Without the Enhanced Beneficiary Protection Option or a Retirement Income Guarantee Rider)

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

* Each of the above Funds (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Diversified Income, Growth and Income, and International Growth Funds, which commenced operations on April 6, 1998, the Putnam VT Research Fund, which commenced operations September 30, 1998, the Putnam VT Small Cap Value Fund, which commenced operations April 30, 1999, and the Putnam VT American Government Fund and Putnam VT Growth Opportunities Fund, which commenced operations on January 31, 2000. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are as follows:

Global Asset Allocation, Growth and Income, Income, High Yield, Money Market, and Voyager commenced operations on February 1, 1988; Global Growth commenced operations on May 1, 1990; Utilities Growth and Income commenced operations on May 1, 1992; Diversified Income commenced operations on September 15, 1993; New Opportunities commenced operations on May 2, 1994; Asia Pacific Growth commenced operations on May 1, 1995; International Growth, International Growth and Income, International New Opportunities, New Value and Vista commenced operations on January 2, 1997; The George Putnam Fund of Boston, Health Sciences, Investors and OTC & Emerging Growth commenced operations on April 30, 1998.

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2 as if those features had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares, the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares are shown on the first note to the preceding table.

(With the Enhanced Beneficiary Protection Option)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option as if that feature had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares, the performance shown is based on the historical performance of the Funds (Class IA shares, adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the first table above.

(With Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for Retirement Income Guarantee Rider 2 as if that feature had been available throughout the periods shown. For purposes of computing the Rider fee, we assumed that Income Base B applied, that there were no additional purchase payments or withdrawals, and that the Contract Issue Date coincided with the inception date of the Fund (Class IA shares).

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares are shown on the first note to the first table above.

                                  APPENDIX C

                     PUTNAM ALLSTATE ADVISOR PLUS CONTRACT

Putnam Allstate Advisor Plus Contracts were first offered to the public on February 4, 2000. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts that would have applied had they been in existence at the time.


STANDARDIZED TOTAL RETURNS

Set out below are the standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
---------------


(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

NON-STANDARDIZED TOTAL RETURNS

Set out below are the non-standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

ADJUSTED HISTORICAL TOTAL RETURNS

Set out below are the adjusted historical total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since the Fund's inception through December 31, 1999.

(Without the Enhanced Beneficiary Protection Option or a Retirement Income Guarantee Rider)

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

* Each of the above Funds (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Diversified Income, Growth and Income, and International Growth Funds, which commenced operations on April 6, 1998, the Putnam VT Research Fund, which commenced operations September 30, 1998, the Putnam VT Small Cap Value Fund, which commenced operations April 30, 1999, and the Putnam VT American Government Fund and Putnam VT Growth Opportunities Fund, which commenced operations on January 31, 2000. For periods prior to the inception dates of the Funds (Class IB shares, the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are as follows:

Global Asset Allocation, Growth and Income, Income, High Yield, Money Market, and Voyager commenced operations on February 1, 1988; Global Growth commenced operations on May 1, 1990; Utilities Growth and Income commenced operations on May 1, 1992; Diversified Income commenced operations on September 15, 1993; New Opportunities commenced operations on May 2, 1994; Asia Pacific Growth commenced operations on May 1, 1995; International Growth, International Growth and Income, International New Opportunities, New Value and Vista commenced operations on January 2, 1997; The George Putnam Fund of Boston, Health Sciences, Investors and OTC & Emerging Growth commenced operations on April 30, 1998.

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2 as if those features had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the preceding table.

(With the Enhanced Beneficiary Protection Option)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option as if that feature had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the first table above.

(With Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for Retirement Income Guarantee Rider 2 as if that feature had been available throughout the periods shown. For purposes of computing the Rider fee, we assumed that Income Base B applied, that there were no additional purchase payments or withdrawals, and that the Contract Issue Date coincided with the inception date of the Fund (Class IA shares).

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares, the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the first table above.

                                  APPENDIX D

                  PUTNAM ALLSTATE ADVISOR LEVEL LOAD CONTRACT

Putnam Allstate Advisor - L Contracts were first offered to the public as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts that would have applied had they been in existence at the time.


STANDARDIZED TOTAL RETURNS

Set out below are the standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------


(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

NON-STANDARDIZED TOTAL RETURNS

Set out below are the non-standardized total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since its inception through December 31, 1999. All of the Variable Sub-Accounts commenced operations on April 30, 1999 except for the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts, which commenced operations on February 4, 2000.

(Without the Enhanced Beneficiary Protection Option or Retirement Income Guarantee Rider)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------


(With Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)

                                             Since Inception
                                                    of
 Variable Sub-Account                           Sub-Account
 -----------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 ---------------

ADJUSTED HISTORICAL TOTAL RETURNS

Set out below are the adjusted historical total returns for each Variable Sub-Account (other than the Putnam American Government Income and Putnam Growth Opportunities Variable Sub-Accounts) since the Fund's inception through December 31, 1999.

(Without the Enhanced Beneficiary Protection Option or a Retirement Income Guarantee Rider)

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

* Each of the above Funds (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Diversified Income, Growth and Income, and International Growth Funds, which commenced operations on April 6, 1998, the Putnam VT Research Fund, which commenced operations September 30, 1998, the Putnam VT Small Cap Value Fund, which commenced operations April 30, 1999, and the Putnam VT American Government Fund and Putnam VT Growth Opportunities Fund, which commenced operations on January 31, 2000. For periods prior to the inception dates of the Funds (Class IB shares, the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are as follows:

Global Asset Allocation, Growth and Income, Income, High Yield, Money Market, and Voyager commenced operations on February 1, 1988; Global Growth commenced operations on May 1, 1990; Utilities Growth and Income commenced operations on May 1, 1992; Diversified Income commenced operations on September 15, 1993; New Opportunities commenced operations on May 2, 1994; Asia Pacific Growth commenced operations on May 1, 1995; International Growth, International Growth and Income, International New Opportunities, New Value and Vista commenced operations on January 2, 1997; The George Putnam Fund of Boston, Health Sciences, Investors and OTC & Emerging Growth commenced operations on April 30, 1998.

(With the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option and Retirement Income Guarantee Rider 2 as if those features had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the preceding table.

(With the Enhanced Beneficiary Protection Option)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for the Enhanced Beneficiary Protection Option as if that feature had been available throughout the periods shown.

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the first table above.

(With Retirement Income Guarantee Rider 2)*

                                                                         Ten Years
                                                                         or Since
 Variable Sub-Account                        One Year    Five Years  Inception of Fund*
 --------------------------------------------------------------------------------------
 Putnam American Government Income
 Putnam Asia Pacific Growth
 Putnam Diversified Income
 The George Putnam Fund
 Putnam Global Asset Allocation
 Putnam Global Growth
 Putnam Growth and Income
 Putnam Growth Opportunities
 Putnam Health Sciences
 Putnam High Yield
 Putnam Income
 Putnam International Growth
 Putnam International Growth and Income
 Putnam International New Opportunities
 Putnam Investors
 Putnam Money Market
 Putnam New Opportunities
 Putnam New Value
 Putnam OTC & Emerging Growth
 Putnam Research
 Putnam Small Cap Value
 Putnam Utilities Growth and Income
 Putnam Vista
 Putnam Voyager
 --------------

      *Performance figures have been adjusted to reflect the current charge for Retirement Income Guarantee Rider 2 as if that feature had been available throughout the periods shown. For purposes of computing the Rider fee, we assumed that Income Base B applied, that there were no additional purchase payments or withdrawals, and that the Contract Issue Date coincided with the inception date of the Fund (Class IA shares).

      ** The inception dates for the Funds appear in the first footnote to the preceding table. For periods prior to the inception dates of the Funds (Class IB shares), the performance shown is based on the historical performance of the Funds (Class IA shares), adjusted to reflect the current expenses of the Funds (Class IB shares). The inception dates for the Funds (Class IA shares) are shown on the first note to the first table above.

                                    PART C
                               OTHER INFORMATION


24A.  FINANCIAL STATEMENTS

     Allstate and Variable Account Financial Statements to be filed by amendment

24B.  EXHIBITS

         The following exhibits, correspond to those required by paragraph (b) of item 24 as to exhibits in Form N-4:

(1)   Resolution of the Board of Directors of Allstate Life Insurance  Company
      authorizing   establishment  of  the  Allstate  Life  Insurance  Company
      Separate Account A*

(2)   Not Applicable

(3)   (a) Underwriting Agreement (Allstate Life Financial Services, Inc.)**
      (b) Underwriting Agreement (Allstate Distributors)****

(4)   Form of Putnam Allstate Advisor - L Contract

(5)   Form of Putnam Allstate Advisor - L application for a Contract

(6)   (a) Articles of Incorporation of Allstate Life Insurance Company*
      (b) By-laws of Allstate Life Insurance Company*

(7)   Not applicable

(8)   Form of Participation Agreement**

(9) Opinion of Michael J. Velotta, Vice President, Secretary and General Counsel of Allstate Life Insurance Company****

(10)  (a) Independent Auditors' Consent****
      (b) Consent of Attorneys

(11)  Not applicable

(12)  Not applicable

(13)  Performance Data Calculations****

(14)  Not applicable

(99)  Powers of Attorney*, ***

 -----------

* Incorporated herein by reference to the initial filing, dated February 9, 1999, of Registrant's Form N-4 registration statement (File No. 333-72017).

** Incorporated herein by reference to Pre-Effective Amendment No. 1, dated April 16, 1999, to Registrant's Form N-4 registration statement (File No. 333-72017).

*** Incorporated herein by reference to Post-Effective Amendment No. 1, dated August 31, 1999, to Registrant's Form N-4 registration statement (File No. 333-72017).

****  To be filed by amendment.


25.   DIRECTORS AND OFFICERS OF THE DEPOSITOR

NAME AND PRINCIPAL                          POSITION AND OFFICE WITH
BUSINESS ADDRESS                            DEPOSITOR OF THE ACCOUNT
Thomas J. Wilson, II                        Chairman of the Board, Chief Executive Officer
Michael J. Velotta                          Director, Senior Vice President, Secretary and General Counsel
Marla G. Friedman                           Director and Senior Vice President
John L. Carl                                Director
Richard I. Cohen                            Director
T. O'Neal Douglas                           Director
Margaret G. Dyer                            Director and Senior Vice President
Edward M. Liddy                             Director
John C. Lounds                              Director and Senior Vice President
Robert W. Pike                              Director
Kevin R. Slawin                             Director and Senior Vice President
Casey J. Sylla                              Director and Chief Investment Officer
Charles F. Thalheimer                       Director and Vice President
B. Eugene Wraith                            Director and Vice President
John R. Hunter                              Vice President
Karen C. Gardner                            Vice President
Patricia A. Coffey                          Vice President
Moses Hardie                                Vice President
Mary J. McGinn                              Vice President and Assistant Secretary
Leonard G. Sherman                          Vice President
Steven C. Verney                            Vice President
James P. Zils                               Treasurer
Samuel H. Pilch                             Controller
C. Nelson Strom                             Assistant Vice President and Corporate Actuary
Patricia W. Wilson                          Assistant Vice President, Assistant Secretary and Assistant Treasurer
Denis Bailey                                Assistant Vice President
Richard L. Baker                            Vice President
Lisa Cochrane                               Assistant Vice President
D. Steven Boger                             Assistant Vice President
Lawrence W. Dahl                            Assistant Vice President
Sarah R. Donahue                            Assistant Vice President
Thomas W. Evans                             Assistant Vice President
Douglas F. Gaer                             Assistant Vice President
Brent H. Hamann                             Assistant Vice President
Ronald A. Johnson                           Assistant Vice President
Robert L. Park                              Assistant Vice President
Barry S. Paul                               Assistant Vice President and Assistant Treasurer
Robert E. Rich                              Assistant Vice President
Linda L. Shumilas                           Assistant Vice President
Robert E. Transon                           Assistant Vice President
Timothy N. Vander Pas                       Assistant Vice President
G. Craig Whitehead                          Assistant Vice President
Richard Zaharias                            Assistant Vice President



Laura R. Zimmerman                          Assistant Vice President
Joanne M. Derrig                            Assistant Secretary, Assistant General Counsel and
                                            Chief Compliance Officer
Emma M. Kalaidjian                          Assistant Secretary
Paul N. Kierig                              Assistant Secretary


The principal business address of the foregoing officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.


26.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT

Information in response to this item is incorporated by reference to the Form 10-K Annual Report of The Allstate Corporation (File #1-11840).


27.  NUMBER OF CONTRACT OWNERS

As of the date of this Registration Statement, the offering of the Putnam Allstate Advisor - L Variable Annuity had not commenced.


28.  INDEMNIFICATION

The by-laws of Allstate Life Insurance Company ("Allstate Life," "Depositor," or the "Company") provide for the indemnification of its directors, officers and controlling persons, against expenses, judgments, fines and amounts paid in settlement as incurred by such person, if such person acted properly. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of a duty to the Company, unless a court determines such person is entitled to such indemnity.

Insofar as indemnification for liability arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of is counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


29A.  RELATIONSHIP OF PRINCIPAL UNDERWRITER TO OTHER INVESTMENT COMPANIES

Allstate Life Financial Services, Inc. also acts as a principal underwriter to the following investment companies:

Glenbrook Life and Annuity Company Separate Account A
Glenbrook Life Multi-Manager Variable Account
Glenbrook Life and Annuity Company Variable Annuity Account
Glenbrook Life Variable Life Separate Account B
Allstate Life of New York Separate Account A
Glenbrook Life AIM Variable Life Separate Account A
Glenbrook Life Scudder Variable Account (A)
Glenbrook Life Variable Life Separate Account A
Allstate Life Insurance Company Separate Account A

29B.  PRINCIPAL UNDERWRITER

 Name and Principal Business                 Positions and Offices
 Address of Each Such Person                 with Underwriter
 ---------------------------                 ----------------------
Thomas J. Wilson, II                         Director
Kevin R. Slawin                              Director
Michael J. Velotta                           Director and Secretary
John R. Hunter                               Director, President and Chief Executive Officer
Janet M. Albers                              Vice President and Controller
Brent H. Hamann                              Vice President
Andrea J. Schur                              Vice President
Terry R. Young                               General Counsel and Assistant Secretary
James P. Zils                                Treasurer
Lisa A. Burnell                              Assistant Vice President and Compliance Officer
Joanne M. Derrig                             Assistant Secretary and Assistant General Counsel
Emma M. Kalaidjian                           Assistant Secretary
Barry S. Paul                                Assistant Treasurer

The principal  address of the principal  underwriter  of the Variable  Account
(Allstate Life Financial Services, Inc. until May 1, 2000, Allstate Distributors, L.L.C. beginning May 1, 2000), is 3100 Sanders Road, Northbrook, Illinois.


29C.  COMPENSATION OF PRINCIPAL UNDERWRITER

None.


30.  LOCATION OF ACCOUNTS AND RECORDS

The Depositor, Allstate Life Insurance Company, is located at 3100 Sanders Road, Northbrook, Illinois 60062. THE PRINCIPAL UNDERWRITER OF THE VARIABLE ACCOUNT IS LOCATED AT 3100 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062. Each company maintains those accounts and records required to be maintained pursuant to Section 31(a) of the Investment Company Act and the rules promulgated thereunder.


31.  MANAGEMENT SERVICES

None.

32.  UNDERTAKINGS

Registrant promises to file a post-effective amendment to the Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted. Registrant furthermore agrees to include either as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or a post card toll-free number included in the Prospectus that the applicant can use to request for a Statement of Additional Information. Finally, Registrant agrees to deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

33.  REPRESENTATIONS PURSUANT TO SECTION 403(B) OF THE INTERNAL  REVENUE CODE

The Company represents that it is relying upon the letter, dated November 28, 1988, from the Commission staff to the American Council of Life Insurance and that it intends to comply with the provisions of paragraphs 1-4 of that letter.


34.  REPRESENTATION REGARDING CONTRACT EXPENSES

Allstate Life represents that the fees and charges deducted under the Contracts described in the prospectus included in this Registration Statement (as amended or supplemented), in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Allstate Life.

                                  SIGNATURES


As required by the Securities Act of 1933 and the Investment Company Act of 1940, Registrant, Allstate Life Insurance Company Separate Account A, has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the Township of Northfield, State of Illinois, on the 28th day of February, 2000.


                                    ALLSTATE LIFE INSURANCE COMPANY
                                          SEPARATE ACCOUNT A
                                             (REGISTRANT)

                                    BY: ALLSTATE LIFE INSURANCE COMPANY
                                            (DEPOSITOR)

(SEAL)

                                    By: /s/MICHAEL J. VELOTTA
                                        ---------------------
                                        Michael J. Velotta
                                        Senior Vice President, Secretary and
                                          General Counsel

As required by the Securities Act of 1933, this Registration Statement has been duly signed below by the following Directors and Officers of Allstate Life Insurance Company on the 28th day of February, 2000.


 */THOMAS J. WILSON, II      Chairman of the Board and Chief Executive Officer
 ----------------------      (Principal Executive Officer)
 Thomas J. Wilson, II

 /s/MICHAEL J. VELOTTA       Senior Vice President, Secretary, General
 ---------------------       Counsel and Director
 Michael J. Velotta

 */KEVIN R. SLAWIN           Senior Vice President and Director
 -----------------           (Principal Financial Officer)
 Kevin R. Slawin

 */CASEY J. SYLLA            Chief Investment Officer and Director
 ----------------
 Casey J. Sylla

 */SAMUEL H. PILCH           Controller
 ---------------------       (Principal Accounting Officer)
 Samuel H. Pilch

 */MARLA G. FRIEDMAN         Senior Vice President and Director
 -------------------
 Marla G. Friedman

 */JOHN C. LOUNDS            Senior Vice President and Director
 -----------------
 John C. Lounds

*/ By Michael J. Velotta, pursuant to Powers of Attorney previously filed.

                                 EXHIBIT INDEX

EXHIBIT NO.                EXHIBIT

(4)                        Form of Putnam Allstate Advisor - L Contract
(5)                        Form of Putnam Allstate Advisor - L Application
(10) (b)                   Consent of Freedman, Levy, Kroll & Simonds